EXHIBIT 99.3
Item 15. Exhibits and Financial Statement Schedules.

(a) Financial Statements and Financial Statement Schedule.

The Reports, Financial Statements and Notes, supplementary financial information and Financial Statement Schedule listed below are included in this Form 8-K Exhibit 99.3:

We have omitted other information schedules because the information is inapplicable, not required, or in the financial statements or notes.

(b) Exhibits—See Exhibit Index beginning on page 135 of the Form 10-K filed February 24, 2021.

We did not file other long-term debt instruments because the total amount of securities authorized under all of these instruments does not exceed ten percent of the total assets of the Company and its subsidiaries on a consolidated basis. The Company agrees to furnish a copy of such instruments to the SEC upon request.

EXHIBIT 99.3
Management’s Annual Report on Internal Control Over Financial Reporting

Management of Leggett & Platt, Incorporated is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Exchange Act Rule 13a-15(f). Leggett & Platt’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Company’s internal control over financial reporting includes those policies and procedures that:

•Pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Leggett & Platt;
•Provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of Leggett & Platt are being made only in accordance with authorizations of management and directors of Leggett & Platt; and
•Provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Leggett & Platt assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Under the supervision and with the participation of management (including ourselves), we conducted an evaluation of the effectiveness of Leggett & Platt’s internal control over financial reporting, as of December 31, 2020, based on the criteria in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on the evaluation under this framework, we concluded that Leggett & Platt’s internal control over financial reporting was effective as of December 31, 2020.

Leggett & Platt’s internal control over financial reporting, as of December 31, 2020, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report appearing on page 3 of this Form 8-K, Exhibit 99.3.

/s/ KARL G. GLASSMAN	/s/ JEFFREY L. TATE
Karl G. Glassman Chairman and Chief Executive Officer	Jeffrey L. Tate Executive Vice President and Chief Financial Officer

February 24, 2021	February 24, 2021

EXHIBIT 99.3
Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Leggett & Platt, Incorporated

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Leggett & Platt, Incorporated and its subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the three years in the period ended December 31, 2020, including the related notes and financial statement schedule listed in the index appearing under Item 15(a) (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Changes in Accounting Principles

As discussed in Notes A and K to the consolidated financial statements, respectively, the Company changed the manner in which it accounts for inventory in 2021, and the manner in which it accounts for leases in 2019.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

EXHIBIT 99.3
Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Goodwill Impairment Assessment - Work Furniture and Aerospace Reporting Units

As described in Notes A, C and D to the consolidated financial statements, the Company’s consolidated net goodwill balance was $1,388.8 million as of December 31, 2020, and the goodwill associated with the Work Furniture and Aerospace reporting units were $97.2 million and $59.5 million, respectively. Management assesses goodwill for impairment annually and as triggering events occur. An impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit's fair value, up to the total amount of goodwill for the reporting unit. Fair value of the reporting unit is determined by management using a combination of two valuation methods, a market approach and an income approach, with each method generally given equal weighting in determining the fair value assigned to each reporting unit. The market approach estimates fair value by first determining price-to-earnings ratios for comparable publicly traded companies with similar characteristics of the reporting unit. The price-to-earnings ratio for comparable companies is based upon current enterprise value compared to the projected earnings for the next two years. The enterprise value is based upon current market capitalization and includes a control premium. Projected earnings are based upon market analysts’ projections. The earnings ratios are applied to the projected earnings of the comparable reporting unit to estimate fair value. The income approach is based on projected future (debt-free) cash flow that is discounted to present value using factors that consider the timing and risk of future cash flows. Discounted cash flow projections are based on 10-year financial forecasts developed from operating plans and economic projections, sales growth, estimates of future expected changes in operating margins, terminal value growth rates, discount rates, future capital expenditures and changes in working capital requirements.

The principal considerations for our determination that performing procedures relating to the goodwill impairment assessment of the Work Furniture and Aerospace reporting units is a critical audit matter are (i) the significant judgment by management when determining the fair value measurement of the reporting units derived from the income approach; (ii) the high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to sales growth, estimates of future expected changes in operating margins, and discount rates; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to management’s goodwill impairment assessment, including controls over determination of the fair value of the

EXHIBIT 99.3
Company’s Work Furniture and Aerospace reporting units. These procedures also included, among others, (i) testing management's process for determining the fair value estimate of the reporting units, (ii) evaluating the appropriateness of the discounted cash flow model, (iii) testing the completeness, accuracy and relevance of underlying data used in the model, and (iv) evaluating the significant assumptions used by management related to the sales growth, estimates of future expected changes in operating margins, and discount rates. Evaluating management’s assumptions used in the income approach related to sales growth and estimates of future expected changes in operating margins involved evaluating whether the assumptions were reasonable considering (i) past and present performance of the reporting units, (ii) the consistency with external market and industry data, and (iii) whether these assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in the evaluation of the Company's discounted cash flow model and the discount rates.

/s/ PRICEWATERHOUSECOOPERS LLP

St. Louis, Missouri
February 24, 2021, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the manner in which the company accounts for inventory discussed in Note A, as to which the date is May 25, 2021

We have served as the Company’s auditor since 1991.

EXHIBIT 99.3

LEGGETT & PLATT, INCORPORATED

Consolidated Statements of Operations

	Year Ended December 31
(Amounts in millions, except per share data)	2020	2019	2018
Net trade sales	$4,280.2	$4,752.5	$4,269.5
Cost of goods sold	3,376.1	3,728.5	3,357.4
Gross profit	904.1	1,024.0	912.1
Selling and administrative expenses	424.4	469.7	425.1
Amortization of intangibles	65.2	63.3	20.5
Impairments	29.4	7.8	5.4
Other (income) expense, net	(22.4)	(3.6)	.8
Earnings before interest and income taxes	407.5	486.8	460.3
Interest expense	82.7	90.7	60.9
Interest income	3.1	7.4	8.4
Earnings before income taxes	327.9	403.5	407.8
Income taxes	74.8	89.4	84.1
Net earnings	253.1	314.1	323.7
(Earnings) attributable to noncontrolling interest, net of tax	(.1)	(.1)	(.2)
Net earnings attributable to Leggett & Platt, Inc. common shareholders	$253.0	$314.0	$323.5
Net earnings per share attributable to Leggett & Platt, Inc. common shareholders
Basic	$1.86	$2.33	$2.41
Diluted	$1.86	$2.32	$2.39

The accompanying notes are an integral part of these financial statements.

EXHIBIT 99.3

LEGGETT & PLATT, INCORPORATED

Consolidated Statements of Comprehensive Income (Loss)

	Year Ended December 31
(Amounts in millions)	2020	2019	2018
Net earnings	$253.1	$314.1	$323.7
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	27.8	5.0	(67.0)
Cash flow hedges	5.5	7.7	(.3)
Defined benefit pension plans	(9.0)	(11.9)	(.8)
Other comprehensive income (loss)	24.3	.8	(68.1)
Comprehensive income	277.4	314.9	255.6
Less: comprehensive (income) attributable to noncontrolling interest	—	(.1)	(.2)
Comprehensive income attributable to Leggett & Platt, Inc.	$277.4	$314.8	$255.4

The accompanying notes are an integral part of these financial statements.

EXHIBIT 99.3

LEGGETT & PLATT, INCORPORATED
 Consolidated Balance Sheets

	December 31
(Amounts in millions, except per share data)	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$348.9	$247.6
Trade receivables, net	535.2	564.4
Other receivables, net	28.4	27.5
Total receivables, net	563.6	591.9
Inventories	691.5	675.7
Prepaid expenses and other current assets	54.1	61.9
Total current assets	1,658.1	1,577.1
Property, Plant and Equipment—at cost
Machinery and equipment	1,396.2	1,388.8
Buildings and other	740.9	719.0
Land	43.6	43.5
Total property, plant and equipment	2,180.7	2,151.3
Less accumulated depreciation	1,395.9	1,320.5
Net property, plant and equipment	784.8	830.8
Other Assets
Goodwill	1,388.8	1,406.3
Other intangibles, net	701.6	764.0
Operating lease right-of-use assets	161.6	158.8
Sundry	105.1	118.4
Total other assets	2,357.1	2,447.5
TOTAL ASSETS	$4,800.0	$4,855.4
LIABILITIES AND EQUITY
Current Liabilities
Current maturities of long-term debt	$50.9	$51.1
Current portion of operating lease liabilities	42.4	39.3
Accounts payable	552.2	463.4
Accrued expenses	275.2	281.0
Other current liabilities	85.3	93.3
Total current liabilities	1,006.0	928.1
Long-term Liabilities
Long-term debt	1,849.3	2,066.5
Operating lease liabilities	122.1	121.6
Other long-term liabilities	192.1	173.5
Deferred income taxes	205.4	223.8
Total long-term liabilities	2,368.9	2,585.4
Commitments and Contingencies
Equity
Common stock: Preferred stock—authorized, 100.0 shares; none issued; Common stock—authorized, 600.0 shares of $.01 par value; 198.8 shares issued	2.0	2.0
Additional contributed capital	543.2	536.1
Retained earnings	2,797.2	2,763.9
Accumulated other comprehensive (loss)	(52.4)	(76.8)
Less treasury stock—at cost (66.2 and 67.0 shares at December 31, 2020 and 2019, respectively)	(1,865.4)	(1,883.8)
Total Leggett & Platt, Inc. equity	1,424.6	1,341.4
Noncontrolling interest	.5	.5
Total equity	1,425.1	1,341.9
TOTAL LIABILITIES AND EQUITY	$4,800.0	$4,855.4

The accompanying notes are an integral part of these financial statements.

EXHIBIT 99.3

LEGGETT & PLATT, INCORPORATED
 Consolidated Statements of Cash Flows

	Year Ended December 31
(Amounts in millions)	2020	2019	2018
Operating Activities
Net earnings	$253.1	$314.1	$323.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	119.4	117.5	104.3
Amortization of intangibles and supply agreements	70.0	74.4	31.8
Long-lived asset impairment	4.0	7.8	5.4
Goodwill impairment	25.4	—	—
Provision for losses on accounts and notes receivable	17.1	2.8	16.7
Writedown of inventories	13.6	15.1	18.2
Net gain from sales of assets and businesses	—	(5.0)	(2.1)
Deferred income tax (benefit) expense	(20.9)	.8	2.6
Stock-based compensation	29.2	33.0	35.5
Pension expense (income), net of contributions	1.9	4.3	(19.2)
Other, net	9.5	2.2	.7
Increases/decreases in, excluding effects from acquisitions and divestitures:
Accounts and other receivables	24.3	53.0	(25.8)
Inventories	(31.9)	73.8	(85.6)
Other current assets	4.8	(2.8)	(1.9)
Accounts payable	83.0	(39.4)	36.2
Accrued expenses and other current liabilities	.1	16.4	(.2)
Net Cash Provided by Operating Activities	602.6	668.0	440.3
Investing Activities
Additions to property, plant and equipment	(66.2)	(143.1)	(159.6)
Purchases of companies, net of cash acquired	—	(1,265.1)	(109.2)
Proceeds from sales of assets and businesses	14.8	5.5	4.9
Other, net	2.4	(15.5)	(13.9)
Net Cash Used for Investing Activities	(49.0)	(1,418.2)	(277.8)
Financing Activities
Additions to long-term debt	—	993.3	—
Payments on long-term debt	(157.5)	(37.6)	(155.4)
Change in commercial paper and short-term debt	(70.3)	(8.7)	69.6
Dividends paid	(211.5)	(204.6)	(193.7)
Issuances of common stock	1.5	9.3	4.8
Purchases of common stock	(10.6)	(16.4)	(112.4)
Additional consideration paid on prior year acquisitions	(8.4)	(1.1)	(9.3)
Other, net	(4.9)	(3.1)	(.5)
Net Cash (Used for) Provided by Financing Activities	(461.7)	731.1	(396.9)
Effect of Exchange Rate Changes on Cash	9.4	(1.4)	(23.6)
Increase (Decrease) in Cash and Cash Equivalents	101.3	(20.5)	(258.0)
Cash and Cash Equivalents—Beginning of Year	247.6	268.1	526.1
Cash and Cash Equivalents—End of Year	$348.9	$247.6	$268.1
Supplemental Information
Interest paid (net of amounts capitalized)	$74.8	$77.3	$61.8
Income taxes paid	108.6	84.2	92.8
Property, plant and equipment acquired through finance leases	1.8	2.1	1.9
Capital expenditures in accounts payable	7.1	6.8	6.7
Prepaid income taxes and taxes receivable (recovered) applied against the deemed repatriation tax liability	1.2	(.6)	28.4

The accompanying notes are an integral part of these financial statements.

EXHIBIT 99.3

LEGGETT & PLATT, INCORPORATED
 Consolidated Statements of Changes in Equity

(Amounts in millions, except per share data)	Common Stock		Additional Contributed Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Noncontrolling Interest	Total Equity
	Shares	Amount				Shares	Amount
Balance, December 31, 2017	198.8	$2.0	$514.7	$2,542.9	$(9.5)	(66.9)	$(1,828.3)	$.6	$1,222.4
Effect of accounting change on prior years (See Note B)	—	—	—	(2.3)	—	—	—	—	(2.3)
Adjusted beginning balance, January 1, 2018	198.8	2.0	514.7	2,540.6	(9.5)	(66.9)	(1,828.3)	.6	1,220.1
Net earnings attributable to Leggett & Platt, Inc. common shareholders	—	—	—	323.5	—	—	—	.2	323.7
Dividends declared	—	—	5.3	(201.1)	—	—	—	—	(195.8)
Dividends paid to noncontrolling interest	—	—	—	—	—	—	—	(.2)	(.2)
Treasury stock purchased	—	—	—	—	—	(2.6)	(113.6)	—	(113.6)
Treasury stock issued	—	—	(16.6)	—	—	1.2	33.6	—	17.0
Other comprehensive (loss), net of tax (See Note P)	—	—	—	—	(68.1)	—	—	—	(68.1)
Stock-based compensation, net of tax	—	—	23.7	—	—	—	—	—	23.7
Balance, December 31, 2018	198.8	$2.0	$527.1	$2,663.0	$(77.6)	(68.3)	$(1,908.3)	$.6	$1,206.8
Effect of accounting change on prior years (See Note K)	—	—	—	.1	—	—	—	—	.1
Adjusted beginning balance, January 1, 2019	198.8	2.0	527.1	2,663.1	(77.6)	(68.3)	(1,908.3)	.6	1,206.9
Net earnings attributable to Leggett & Platt, Inc. common shareholders	—	—	—	314.0	—	—	—	.1	314.1
Dividends declared	—	—	5.4	(213.2)	—	—	—	—	(207.8)
Dividends paid to noncontrolling interest	—	—	—	—	—	—	—	(.2)	(.2)
Treasury stock purchased	—	—	—	—	—	(.7)	(31.1)	—	(31.1)
Treasury stock issued	—	—	(22.3)	—	—	2.0	55.6	—	33.3
Other comprehensive income, net of tax (See Note P)	—	—	—	—	.8	—	—	—	.8
Stock-based compensation, net of tax	—	—	25.9	—	—	—	—	—	25.9
Balance, December 31, 2019	198.8	$2.0	$536.1	$2,763.9	$(76.8)	(67.0)	$(1,883.8)	$.5	$1,341.9
Effect of accounting change on prior years (See Note H)	—	—	—	(2.5)	—	—	—	—	(2.5)
Adjusted beginning balance, January 1, 2020	198.8	2.0	536.1	2,761.4	(76.8)	(67.0)	(1,883.8)	.5	1,339.4
Net earnings attributable to Leggett & Platt, Inc. common shareholders	—	—	—	253.0	—	—	—	.1	253.1
Dividends declared	—	—	5.5	(217.2)	—	—	—	—	(211.7)
Treasury stock purchased	—	—	—	—	—	(.2)	(11.2)	—	(11.2)
Treasury stock issued	—	—	(21.9)	—	—	1.0	29.6	—	7.7
Other comprehensive income, net of tax (See Note P)	—	—	—	—	24.4	—	—	(.1)	24.3
Stock-based compensation, net of tax	—	—	23.5	—	—	—	—	—	23.5
Balance, December 31, 2020	198.8	$2.0	$543.2	$2,797.2	$(52.4)	(66.2)	$(1,865.4)	$.5	$1,425.1

The accompanying notes are an integral part of these financial statements.

EXHIBIT 99.3

Leggett & Platt, Incorporated

Notes to Consolidated Financial Statements

(Dollar amounts in millions, except per share data)

December 31, 2020, 2019 and 2018

A—Summary of Significant Accounting Policies

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Leggett & Platt, Incorporated and its majority-owned subsidiaries (“we” or “our”). Management does not expect foreign exchange restrictions to significantly impact the ultimate realization of amounts consolidated in the accompanying financial statements for subsidiaries located outside the United States. All intercompany transactions and accounts have been eliminated in consolidation.

ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and the accrual and disclosure of loss contingencies.

CASH EQUIVALENTS: Cash equivalents include cash in excess of daily requirements, which is invested in various financial instruments with original maturities of three months or less.

TRADE AND OTHER RECEIVABLES AND ALLOWANCE FOR DOUBTFUL ACCOUNTS: Trade receivables are recorded at the invoiced amount and generally do not bear interest. Credit is also occasionally extended in the form of a note receivable to facilitate our customers’ operating cycles. Other notes receivable are established in special circumstances, such as in partial payment for the sale of a business or to support other business opportunities. Other notes receivable generally bear interest at market rates commensurate with the corresponding credit risk on the date of origination.

    We have participated in trade receivables sales programs with third-party banking institutions and trade receivables sales programs that have been implemented by certain of our customers the last few years. Under each of these programs, we sell our entire interest in the trade receivable for 100% of face value, less a discount. Because control of the sold receivable is transferred to the buyer at the time of sale, accounts receivable balances sold are removed from the Consolidated Balance Sheets and the related proceeds are reported as cash provided by operating activities in the Consolidated Statements of Cash Flows. We had approximately $45.0 and $40.0 of trade receivables that were sold and removed from our Consolidated Balance Sheets at December 31, 2020 and 2019.

The allowance for doubtful accounts is an estimate of the amount of probable credit losses. On January 1, 2020, we adopted ASU 2016-13 "Financial Instruments—Credit Losses" (Topic 326) as discussed in Note H. Prior to adoption, allowances and nonaccrual status designations were determined by individual account reviews by management and were based on several factors, such as the length of time that receivables were past due, the financial health of the companies involved, industry and macroeconomic considerations, and historical loss experience. To determine our allowance for doubtful accounts under the new guidance, we also are utilizing a pool approach to group our receivables with similar risk characteristics. Our pools correspond with our business units, which generally have similar terms, industry-specific conditions, and historical or expected loss patterns. Reserves are established for each pool based on their level of risk exposure. When credit deterioration occurs on a specific customer within a pool, we evaluate the receivable separately to estimate the expected credit loss, based on the specific risk characteristics. A qualitative reserve is also established for any current macroeconomic conditions or reasonable and supportable forecasts that could impact the expected collectibility of all or a portion of our receivables portfolio.

Account balances are charged against the allowance when it is probable the receivable will not be recovered. Interest income is not recognized for nonperforming accounts that are placed on nonaccrual status. For accounts on nonaccrual status, any interest payments received are applied against the balance of the nonaccrual account.

ACCOUNTS PAYABLE: Accounts payable are recorded at the invoiced amount for services at the time they are rendered and for inventory based on the delivery terms of the purchase. We sometimes utilize third-party programs that allow our suppliers to be paid earlier at a discount. While these programs assist us in negotiating payment terms with our

EXHIBIT 99.3

suppliers, we continue to make payments based on our customary terms. A vendor can elect to take payment from a third party earlier with a discount, and in that case, we pay the third party on the original due date of the invoice. Contracts with our suppliers are negotiated independently of supplier participation in the programs, and we cannot increase payment terms pursuant to the programs. The accounts payable, which remain on our Consolidated Balance Sheets, settled through the third-party programs were approximately $105.0 and $55.0 at December 31, 2020 and 2019, respectively.

INVENTORIES: As of January 1, 2021, we changed our method for valuing certain inventories (primarily domestic steel-related inventories, largely in the Bedding Products and Furniture, Flooring & Textile Products segments) to the first-in, first-out (FIFO) cost method from the last-in, first-out (LIFO) cost method. We believe that this change in accounting is preferable as it more closely resembles the physical flow of inventory, is a more consistent method to value inventory across our businesses, and results in improved comparability with industry peers. After this change, we no longer utilize the LIFO cost method; the majority of our inventories are now valued using the FIFO cost method, with the remainder valued using an average-cost method. Prior to this change, our LIFO inventories represented about one-third of our total inventories as of December 31, 2020.

The effects of this change have been retrospectively applied to all years presented. This change resulted in an increase to retained earnings of $31.6 as of January 1, 2018 in accordance with ASC 250, Accounting Changes and Error Corrections.

In addition, certain financial statement line items in our Consolidated Statements of Operations and our Consolidated Statements of Cash Flows for the years ended December 31, 2020, 2019, and 2018, and our Consolidated Balance Sheets as of December 31, 2020 and 2019, were adjusted as follows:

	As Originally Reported	Effect of Change	As Adjusted
Consolidated Statement of Operations for the year ended December 31, 2020
Cost of goods sold	$3,385.7	$(9.6)	$3,376.1
Other (income) expense, net	(25.0)	2.6	(22.4)
Earnings before interest and income taxes	400.5	7.0	407.5
Income taxes	73.2	1.6	74.8
Net earnings	247.7	5.4	253.1

Net earnings per share attributable to Leggett & Platt, Inc. common shareholders:
Basic	$1.82	$.04	$1.86
Diluted	$1.82	$.04	$1.86

Consolidated Balance Sheet as of December 31, 2020
Inventories	$645.5	$46.0	$691.5
Deferred income taxes	194.2	11.2	205.4
Retained earnings	2,762.4	34.8	2,797.2

Consolidated Statement of Cash Flows for the year ended December 31, 2020
Net earnings	$247.7	$5.4	$253.1
Writedown of inventories	10.9	2.7	13.6
Net gain from sales of assets and businesses	(2.5)	2.5	—
Deferred income tax (benefit) expense	(22.5)	1.6	(20.9)
Inventories	(19.7)	(12.2)	(31.9)

EXHIBIT 99.3

	As Originally Reported	Effect of Change	As Adjusted
Consolidated Statement of Operations for the year ended December 31, 2019
Cost of goods sold	$3,701.9	$26.6	$3,728.5
Earnings before interest and income taxes	513.4	(26.6)	486.8
Income taxes	96.2	(6.8)	89.4
Net earnings	333.9	(19.8)	314.1

Net earnings per share attributable to Leggett & Platt, Inc. common shareholders:
Basic	$2.48	$(.15)	$2.33
Diluted	$2.47	$(.15)	$2.32

Consolidated Balance Sheet as of December 31, 2019
Inventories	$636.7	$39.0	$675.7
Deferred income taxes	214.2	9.6	223.8
Retained earnings	2,734.5	29.4	2,763.9

Consolidated Statement of Cash Flows for the year ended December 31, 2019
Net earnings	$333.9	$(19.8)	$314.1
Writedown of inventories	9.0	6.1	15.1
Deferred income tax (benefit) expense	7.6	(6.8)	.8
Inventories	53.3	20.5	73.8

Consolidated Statement of Operations for the year ended December 31, 2018
Cost of goods sold	$3,380.8	$(23.4)	$3,357.4
Earnings before interest and income taxes	436.9	23.4	460.3
Income taxes	78.3	5.8	84.1
Net earnings	306.1	17.6	323.7

Net earnings per share attributable to Leggett & Platt, Inc. common shareholders:
Basic	$2.28	$.13	$2.41
Diluted	$2.26	$.13	$2.39

Consolidated Statement of Cash Flows for the year ended December 31, 2018
Net earnings	$306.1	$17.6	$323.7
Writedown of inventories	10.3	7.9	18.2
Deferred income tax (benefit) expense	(3.2)	5.8	2.6
Inventories	(54.3)	(31.3)	(85.6)

EXHIBIT 99.3

The following table recaps the components of inventory for each period presented inclusive of the accounting method change discussed above:

	December 31, 2020	December 31, 2019
Finished goods	$303.8	$304.8
Work in process	47.2	54.3
Raw materials and supplies	340.5	316.6
Inventories	$691.5	$675.7

All inventories are stated at the lower of cost or net realizable value. We generally use standard costs which include materials, labor, and production overhead at normal production capacity.

Inventories are reviewed at least quarterly for slow-moving and potentially obsolete items using actual inventory turnover and, if necessary, are written down to estimated net realizable value. Restructuring activity and decisions to narrow product offerings (as discussed in Note E) also impact the estimated net realizable value of inventories. We have had no material changes in inventory writedowns or slow-moving and obsolete inventory reserves in any of the years presented.

ACQUISITIONS: When acquisitions occur, we value the assets acquired, liabilities assumed, and any noncontrolling interest in acquired companies at estimated acquisition date fair values. Goodwill is measured as the excess amount of consideration transferred, compared to fair value of the assets acquired and the liabilities assumed. While we use our best estimates and assumptions to accurately value these items at the acquisition date (as well as contingent consideration where applicable), our estimates are inherently uncertain and subject to refinement during the measurement period, which may be up to one year from the acquisition date.

We utilize the following methodologies in determining fair value:

•Inventory is valued at current replacement cost for raw materials, with a step-up for work in process and finished goods items that reflects the amount of ultimate profit earned as of the valuation date.
•Other working capital items are generally recorded at carrying value, unless there are known conditions that would impact the ultimate settlement amount of the particular item.
•Buildings and machinery are valued at an estimated replacement cost for an asset of comparable age and condition. Market pricing of comparable assets is used to estimate replacement cost where available.
•The most common identified intangible assets are customer relationships, technology, and tradenames. Discount rates discussed below are typically derived from a weighted-average cost of capital analysis and adjusted to reflect inherent risks.
◦Customer relationships are valued using an excess earnings method using various inputs, such as the estimated customer attrition rate, revenue growth rate and cost of sales, the amount of contributory asset charges, and an appropriate discount rate. The economic useful life is determined based on historical customer turnover rates.
◦Technology and tradenames are valued using a relief-from-royalty method, with various inputs, such as comparable market royalty rates for items of similar value, future earnings forecast, an appropriate discount rate, and a replacement rate for technology. The economic useful life is determined based on the expected life of the technology and tradenames.

DIVESTITURES: Significant accounting policies associated with a decision to dispose of a business are discussed below:

Discontinued Operations—A business is classified as discontinued operations if the disposal represents a strategic shift that will have a major effect on operations or financial results and meets the criteria to be classified as held for sale or is disposed of by sale or otherwise. Significant judgments are involved in determining whether a business meets the criteria for discontinued operations reporting and the period in which these criteria are met.

If a business is reported as a discontinued operation, the results of operations through the date of sale, including any gain or loss recognized on the disposition, are presented on a separate line of the income statement. Interest on debt directly attributable to the discontinued operation is allocated to discontinued operations. Gains and losses related to the sale of

EXHIBIT 99.3

businesses that do not meet the discontinued operation criteria are reported in continuing operations and separately disclosed if significant.

Assets Held for Sale—An asset or business is classified as held for sale when (i) management commits to a plan to sell and it is actively marketed; (ii) it is available for immediate sale and the sale is expected to be completed within one year; and (iii) it is unlikely significant changes to the plan will be made or that the plan will be withdrawn. In isolated instances, assets held for sale may exceed one year due to events or circumstances beyond our control. Upon being classified as held for sale, the recoverability of the carrying value must be assessed. Evaluating the recoverability of the assets of a business classified as held for sale follows a defined order in which property and intangible assets subject to amortization are considered only after the recoverability of goodwill and other assets are assessed. After the valuation process is completed, the assets held for sale are reported at the lower of the carrying value or fair value less cost to sell, and the assets are no longer depreciated or amortized. An impairment charge is recognized if the carrying value exceeds the fair value less cost to sell. The assets and related liabilities are aggregated and reported on separate lines of the balance sheet.

Assets Held for Use—If a decision to dispose of an asset or a business is made and the held for sale criteria are not met, it is considered held for use. Assets of the business are evaluated for recoverability in the following order: (i) assets other than goodwill, property and intangibles; (ii) property and intangibles subject to amortization; and (iii) goodwill. In evaluating the recoverability of property and intangible assets subject to amortization, the carrying value is first compared to the sum of the undiscounted cash flows expected to result from the use and eventual disposition. If the carrying value exceeds the undiscounted expected cash flows, then a fair value analysis is performed. An impairment charge is recognized if the carrying value exceeds the fair value.

LOSS CONTINGENCIES: Loss contingencies are accrued when a loss is probable and reasonably estimable. If a range of outcomes are possible, the most likely outcome is used to accrue these costs. If no outcome is more likely, we accrue at the minimum amount of the range. Any insurance recovery is recorded separately if it is determined that a recovery is probable. Legal fees are accrued when incurred.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is stated at cost, less accumulated depreciation. Assets are depreciated by the straight-line method and salvage value, if any, is assumed to be minimal. The table below presents the depreciation periods of the estimated useful lives of our property, plant and equipment. Accelerated methods are used for tax purposes.

	Useful Life Range	Weighted Average Life
Machinery and equipment	3-20 years	10 years
Buildings	5-40 years	27 years
Other items	3-15 years	10 years

Property is reviewed for recoverability at year end and whenever events or changes in circumstances indicate that its carrying value may not be recoverable as discussed above.

GOODWILL: Goodwill results from the acquisition of existing businesses. It is assessed for impairment annually and as triggering events may occur. Our seven reporting units are the business groups one level below the operating segment level for which discrete financial information is available. We perform our annual review in the second quarter of each year using a quantitative analysis.

Previous to 2020, the quantitative analysis utilized a two-step approach which involved a comparison of the fair value of a reporting unit with its carrying value. If the carrying value of the reporting unit exceeded its fair value, the second step of the process was necessary and involved a comparison of the implied fair value and the carrying value of the goodwill of that reporting unit. If the carrying value of the goodwill of a reporting unit exceeded the implied fair value of that goodwill, an impairment loss was recognized in an amount equal to the excess.

Beginning in 2020, we implemented ASU 2017-04 "Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment," as discussed in "New Accounting Guidance" below. The new process eliminated Step 2 from the goodwill impairment test. The test is now performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge is recognized for the amount by which the carrying amount exceeds the reporting unit's fair value, up to the total amount of goodwill for the reporting unit.

EXHIBIT 99.3

Fair value of reporting units is determined using a combination of two valuation methods: a market approach and an income approach. Each method is generally given equal weight in determining the fair value assigned to each reporting unit. Absent an indication of fair value from a potential buyer or similar specific transaction, we believe that the use of these two methods provides a reasonable estimate of a reporting unit’s fair value. Assumptions common to both methods are operating plans and economic projections, which are used to project future revenues, earnings, and after-tax cash flows for each reporting unit. These assumptions are applied consistently for both methods.

The market approach estimates fair value by first determining price-to-earnings ratios for comparable publicly-traded companies with similar characteristics of the reporting unit. The price-to-earnings ratio for comparable companies is based upon current enterprise value compared to the projected earnings for the next two years. The enterprise value is based upon current market capitalization and includes a control premium. Projected earnings are based upon market analysts’ projections. The earnings ratios are applied to the projected earnings of the comparable reporting unit to estimate fair value. Management believes this approach is appropriate because it provides a fair value estimate using multiples from entities with operations and economic characteristics comparable to our reporting units.

The income approach is based on projected future (debt-free) cash flow that is discounted to present value using factors that consider the timing and risk of future cash flows. Management believes that this approach is appropriate because it provides a fair value estimate based upon the reporting unit’s expected long-term operating cash flow performance. Discounted cash flow projections are based on 10-year financial forecasts developed from operating plans and economic projections noted above, sales growth, estimates of future expected changes in operating margins, an appropriate discount rate, terminal value growth rates, future capital expenditures, and changes in working capital requirements. There are inherent assumptions and judgments required in the analysis of goodwill impairment. It is possible that assumptions underlying the impairment analysis will change in such a manner that impairment in value may occur in the future.

OTHER INTANGIBLE ASSETS: Substantially all other intangible assets are amortized using the straight-line method over their estimated useful lives and are evaluated for impairment using a process similar to that used in evaluating the recoverability of property, plant and equipment.

	Useful Life Range	Weighted Average Life
Other intangible assets	5-20 years	14 years

STOCK-BASED COMPENSATION: The cost of employee services received in exchange for all equity awards granted is based on the fair market value of the award as of the grant date. Expense is recognized net of an estimated forfeiture rate using the straight-line method over the vesting period of the award.

REVENUE RECOGNITION: On January 1, 2018, we adopted ASU 2014-09 "Revenue from Contracts with Customers" (Topic 606) as discussed in Note B. We recognize revenue when control of our products transfers to our customers, which is generally upon shipment from our facilities or upon delivery to our customers’ facilities. We reduce revenue for estimated sales allowances, discounts, and rebates, which are our primary forms of variable consideration.

SHIPPING AND HANDLING FEES AND COSTS: Shipping and handling costs are included as a component of “Cost of goods sold.”

RESTRUCTURING COSTS: Restructuring costs are items such as employee termination, contract termination, plant closure, and asset relocation costs related to exit activities or workforce reductions. Restructuring-related items are inventory writedowns and gains or losses from sales of assets recorded as the result of exit activities. We recognize a liability for costs associated with an exit or disposal activity when the liability is incurred. Certain termination benefits for which employees are required to render service are recognized ratably over the respective future service periods.

INCOME TAXES: The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of our assets and liabilities and are adjusted for changes in tax rates and laws, as appropriate. A valuation allowance is provided to reduce deferred tax assets when management cannot conclude that it is more likely than not that a tax benefit will be realized. A provision is also made for incremental withholding taxes on

EXHIBIT 99.3

undistributed earnings of foreign subsidiaries and related companies to the extent that such earnings are not deemed to be indefinitely invested.

The calculation of our U.S., state, and foreign tax liabilities involves dealing with uncertainties in the application of complex global tax laws. We recognize potential liabilities for anticipated tax issues which might arise in the U.S. and other tax jurisdictions based on management’s estimate of whether, and the extent to which, additional taxes will be due. If payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when we determine the liabilities are no longer necessary. Conversely, if the estimate of tax liabilities proves to be less than the ultimate tax assessment, a further charge to tax expense would result.

CONCENTRATION OF CREDIT RISKS, EXPOSURES, AND FINANCIAL INSTRUMENTS: We manufacture, market, and distribute products for the various end markets described in Note F. Our operations are principally located in the United States, although we also have operations in Europe, China, Canada, Mexico and other countries.

We maintain allowances for potential credit losses. We perform ongoing credit evaluations of our customers’ financial conditions and generally require no collateral from our customers, some of which are highly leveraged. Management also monitors the financial condition and status of other notes receivable. Other notes receivable have historically primarily consisted of notes accepted as partial payment for the divestiture of a business or to support other business opportunities. Some of these companies are highly leveraged and the notes are not fully collateralized.

We have no material guarantees or liabilities for product warranties which require disclosure.

From time to time, we will enter into contracts to hedge foreign currency denominated transactions and interest rates related to our debt. To minimize the risk of counterparty default, only highly-rated financial institutions that meet certain requirements are used. We do not anticipate that any of the financial institution counterparties will default on their obligations.

The carrying value of cash and short-term financial instruments approximates fair value due to the short maturity of those instruments.

OTHER RISKS: Although we obtain insurance for workers’ compensation, automobile, product and general liability, property loss, and medical claims, we have elected to retain a significant portion of expected losses through the use of deductibles. Accrued liabilities include estimates for unpaid reported claims and for claims incurred but not yet reported. Provisions for losses are recorded based upon reasonable estimates of the aggregate liability for claims incurred utilizing our prior experience and information provided by our third-party administrators and insurance carriers.

DERIVATIVE FINANCIAL INSTRUMENTS: We utilize derivative financial instruments to manage market and financial risks related to foreign currency and interest rates. We seek to use derivative contracts that qualify for hedge accounting treatment; however, some instruments that economically manage currency risk may not qualify for hedge accounting treatment. It is our policy not to speculate using derivative instruments.

Under hedge accounting, we formally document our hedge relationships, including identification of the hedging instruments and the hedged items, as well as our risk management objectives and strategies for entering into the hedge transaction. The process includes designating derivative instruments as hedges of specific assets, liabilities, firm commitments, or forecasted transactions. We also formally assess both at inception and on a quarterly basis thereafter, whether the underlying transactions are probable of occurring. If it is determined that an underlying transaction is probable of not occurring, deferred gains or losses are recorded in the Consolidated Statements of Operations.

On the date the contract is entered into, we designate the derivative as one of the following types of hedging instruments and account for it as follows:

Cash Flow Hedge—The hedge of a forecasted transaction or of the variability of cash flows to be received or paid, related to a recognized asset or liability or anticipated transaction, is designated as a cash flow hedge. The change in fair value is recorded in accumulated other comprehensive income. When the hedged item impacts the income statement, the gain or loss included in "Other comprehensive income (loss)" is reported on the same line of the Consolidated Statements of Operations as the hedged item, to match the gain or loss on the derivative to the gain or loss on the hedged item. If it is determined that an underlying transaction is probable of not occurring, the changes in the fair value is immediately reported in the Consolidated Statements of Operations on the same line as the hedged item. Settlements associated with the sale or

EXHIBIT 99.3

production of product are presented in operating cash flows, and settlements associated with debt issuance are presented in financing cash flows.

Fair Value Hedge—The hedge of a recognized asset or liability or an unrecognized firm commitment is designated as a fair value hedge. For fair value hedges the changes in fair value of the derivative, along with the gain or loss on the hedged item that is attributable to the hedged risk, are recorded in earnings and reported in the Consolidated Statements of Operations on the same line as the hedged item. Cash flows from settled contracts are presented in the category consistent with the nature of the item being hedged.

FOREIGN CURRENCY TRANSLATION: The functional currency for most foreign operations is the local currency. The translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for income and expense accounts using monthly average exchange rates. The cumulative effects of translating the functional currencies into the U.S. dollar are included in comprehensive income.

RECLASSIFICATIONS: Certain reclassifications have been made to the prior years’ information in the Consolidated Financial Statements and related notes to conform to the 2020 presentation. These were primarily a result of changes in our management organizational structure and related internal reporting presentation as discussed in Note F.

NEW ACCOUNTING GUIDANCE: The Financial Accounting Standards Board (FASB) regularly issues updates to the FASB Accounting Standards Codification that are communicated through issuance of an Accounting Standards Update (ASU). Below is a summary of the ASUs, effective for current or future periods, most relevant to our financial statements:

Adopted in 2020:

•On January 1, 2020, we adopted ASU 2016-13 “Financial Instruments—Credit Losses” (Topic 326) as discussed in Note H.

•ASU 2017-04 “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”. We adopted this ASU on January 1, 2020. This ASU simplifies the subsequent measurement of goodwill by eliminating Step 2 from the goodwill impairment test. The annual goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount, and an impairment charge would be recognized for the amount by which the carrying amount exceeds the reporting unit's fair value, up to the total amount of goodwill for the reporting unit. We applied this guidance to our annual goodwill impairment testing completed in the second quarter of 2020, as discussed in Note C.

•ASU 2018-15 “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (a consensus of the FASB Emerging Issues Task Force)”. We adopted this ASU on January 1, 2020. This ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The adoption of this ASU did not materially impact our financial statements.
To be adopted in future years:

•ASU 2019-12 “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”: This ASU will be effective January 1, 2021 and is a part of the FASB overall simplification initiative. We are currently evaluating this guidance.

The FASB has issued accounting guidance, in addition to the issuance discussed above, effective for current and future periods. This guidance did not have a material impact on our current financial statements, and we do not believe it will have a material impact on our future financial statements.

EXHIBIT 99.3

B—Revenue

Initial adoption of new ASU

On January 1, 2018, we adopted ASU 2014-09 “Revenue from Contracts with Customers” (Topic 606) and all the related amendments using the modified retrospective method. We recognized the cumulative effect of initially applying the new revenue standard as a $2.3 reduction to the opening balance of “Retained earnings.”

Performance Obligations and Shipping and Handling Costs
We recognize revenue when performance obligations, under the terms of a contract with our customers, are satisfied. Substantially all of our revenue is recognized upon transfer of control of our products to our customers, which is generally upon shipment from our facilities or upon delivery to our customers' facilities, and is dependent on the terms of the specific contract. This conclusion considers the point at which our customers have the ability to direct the use of and obtain substantially all of the remaining benefits of the products that were transferred. Substantially all unsatisfied performance obligations as of December 31, 2020, will be satisfied within one year or less. Shipping and handling costs are included as a component of “Cost of goods sold.”
Sales, value added, and other taxes collected in connection with revenue-producing activities are excluded from revenue.
Sales Allowances and Returns
The amount of consideration we receive and revenue we recognize varies with changes in various sales allowances, discounts, and rebates (variable consideration) that we offer to our customers. We reduce revenue by our estimates of variable consideration, based on contract terms and historical experience. Changes in estimates of variable consideration for the periods presented were not material.
Some of our products transferred to customers can be returned, and we recognize the following for this right:
•An estimated refund liability and a corresponding reduction to revenue, based on historical returns experience.
•An asset and a corresponding reduction to cost of sales for our right to recover products from customers upon settling the refund liability. We reduce the carrying amount of these assets by estimates of costs associated with the recovery and any additional expected reduction in value.

Our refund liability and the corresponding asset associated with our right to recover products from our customers were immaterial for the periods presented.
Other
We expect that at contract inception, the time period between when we transfer a promised good to our customer and our receipt of payment from that customer for that good will be one year or less (our typical trade terms are 30 to 60 days for U.S. customers and up to 90 days for our international customers).
We generally expense costs of obtaining a contract because the amortization period would be one year or less.

EXHIBIT 99.3

Revenue by Product Family
We disaggregate revenue by customer group, which is the same as our product families for each of our segments, as we believe this best depicts how the nature, amount, timing, and uncertainty of our revenue and cash flows are affected by economic factors. For information regarding our new segment structure, see Note F.

	Year Ended December 31
	2020	2019	2018
Bedding Products
Bedding Group [1]	$2,039.3	$2,254.3	$1,795.3
	2,039.3	2,254.3	1,795.3
Specialized Products
Automotive Group	719.0	816.1	823.3
Aerospace Products Group	102.4	157.7	148.9
Hydraulic Cylinders Group	69.8	93.0	84.1
	891.2	1,066.8	1,056.3
Furniture, Flooring & Textile Products
Home Furniture Group	320.9	357.4	390.3
Work Furniture Group	231.1	297.3	291.4
Flooring & Textile Products Group	797.7	776.7	736.2
	1,349.7	1,431.4	1,417.9
	$4,280.2	$4,752.5	$4,269.5

1 The ECS acquisition occurred in January 2019. See Note R.

C—Impairment Charges

Pretax impact of impairment charges is summarized in the following table:

	Year Ended
		2020		2019	2018
	Goodwill Impairment	Other Long-Lived Asset Impairments [2]	Total Impairments	Other Long-Lived Asset Impairments [2]	Other Long-Lived Asset Impairments [2]
Bedding Products	$—	$.3	$.3	$4.4	$1.5
Specialized Products	25.4	—	25.4	—	—
Furniture, Flooring & Textile Products	—	.2	.2	3.4	3.9
Unallocated [1]	—	3.5	3.5	—	—
Total impairment charges	$25.4	$4.0	$29.4	$7.8	$5.4

1    This is a charge to write off stock associated with a prior year divestiture that filed bankruptcy in 2020.
2     Except as noted above, other long-lived asset impairments are primarily associated with restructuring activities, as discussed in Note E.

Goodwill Impairment Testing

As discussed in Note A, we test goodwill for impairment at the reporting unit level (the business groups that are one level below the operating segments) when triggering events occur, or at least annually. We perform our annual goodwill impairment testing in the second quarter.

The 2019 and 2018 annual goodwill impairment review indicated no goodwill impairments.

EXHIBIT 99.3

The 2020 goodwill impairment testing resulted in a $25.4 non-cash goodwill impairment charge in the second quarter of 2020 with respect to our Hydraulic Cylinders reporting unit, which is a part of the Specialized Products segment. Demand for hydraulic cylinders is dependent upon capital spending for material handling equipment. We began seeing some market softness in the industries served by this reporting unit in 2019, and the fair value of this reporting unit exceeded its carrying value by 29% at December 31, 2019.

The impairment charge reflects the complete write-off of the goodwill associated with the Hydraulic Cylinders reporting unit and will not result in future cash expenditures. Although we do not believe that a triggering event related to the impairment of goodwill or other long-lived assets occurred in the first quarter of 2020, the anticipated longer-term economic impacts of COVID-19 lowered expectations of future revenue and profitability, causing its fair value to fall below its carrying value. We concluded on July 30, 2020, as part of our normal second quarter 2020 annual goodwill impairment testing, and in connection with the preparation and review of the second quarter 2020 financial statements, that an impairment charge was required with respect to this reporting unit. We also evaluated other long-lived assets associated with this unit for impairment; no impairments were indicated other than goodwill.

We tested goodwill for impairment in all reporting units for all years presented using a quantitative approach. The fair values of our reporting units in relation to their respective carrying values and significant assumptions used are presented in the tables below. In general, 2020 fair values for our reporting units decreased versus prior years due to COVID-19 impacts on future cash flows. If actual results differ materially from estimates used in these calculations, we could incur future impairment charges.

The 2020 table below excludes Hydraulic Cylinders, as this unit had no goodwill remaining after the second quarter 2020 impairment.

2020
Fair Value over Carrying Value divided by Carrying Value	December 31, 2020 Goodwill Value	10-year Compound Annual Growth Rate Range for Sales	Terminal Values Long-term Growth Rate for Debt-Free Cash Flow	Discount Rate Ranges
Less than 50% [1]	$97.2	2.1%	3.0%	9.0%
50% - 100% [2]	916.3	2.0 - 3.6	3.0	9.0 - 10.0
101% - 300%	247.7	1.6 - 1.7	3.0	8.5 - 9.5
301% - 600%	127.6	6.7	3.0	9.0
	$1,388.8	1.6% - 6.7%	3.0%	8.5% - 10.0%

2019
Fair Value over Carrying Value divided by Carrying Value	December 31, 2019 Goodwill Value	10-year Compound Annual Growth Rate Range for Sales	Terminal Values Long-term Growth Rate for Debt-Free Cash Flow	Discount Rate Ranges
Less than 50% [3]	$26.0	5.8%	3.0%	8.0%
50% - 100% [2]	855.9	3.8	3.0	8.5 - 9.5
101% - 300%	400.9	1.3 - 5.5	3.0	7.5 - 8.0
301% - 600%	123.5	11.1	3.0	8.5
	$1,406.3	1.3% - 11.1%	3.0%	7.5% - 9.5%

1    This category includes one reporting unit for 2020, Work Furniture, which had fair value exceeding its carrying value by 25% at December 31, 2020, as compared to 126% in 2019.
2    This category includes two reporting units for 2020 and the Bedding reporting unit for 2019.
•The fair value of our Bedding reporting unit exceeded its carrying value by 65% at December 31, 2020, as compared to 80% in 2019. This unit had $856.8 of goodwill at December 31, 2020.

EXHIBIT 99.3

•The fair value of our Aerospace reporting unit exceeded its carrying value by 51% at December 31, 2020, as compared to 139% in 2019. This unit had $59.5 of goodwill at December 31, 2020.
3    This category includes one reporting unit for 2019, Hydraulic Cylinders (acquired in 2018), which had fair value exceeding its carrying value by 29% at December 31, 2019.

Other long-lived assets

As discussed in Note A, we test other long-lived assets for recoverability at year end and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Fair value, and the resulting impairment charges noted above, was based primarily upon offers from potential buyers or third party estimates of fair value less selling costs.

D—Goodwill and Other Intangible Assets

The changes in the carrying amounts of goodwill are as follows:

	Bedding Products	Specialized Products	Furniture, Flooring & Textile Products	Total
Net goodwill as of January 1, 2019	$294.5	$206.5	$332.8	$833.8
Additions for current year acquisitions	558.4	—	7.9	566.3
Adjustments to prior year acquisitions	.9	.2	—	1.1
Foreign currency translation adjustment	2.1	2.1	.9	5.1
Net goodwill as of December 31, 2019	855.9	208.8	341.6	1,406.3
Adjustments to prior year acquisitions	—	—	.6	.6
Reductions for sale of business	(2.5)	—	—	(2.5)
Impairment charge	—	(25.4)	—	(25.4)
Foreign currency translation adjustment/other	3.5	3.6	2.7	9.8
Net goodwill as of December 31, 2020	$856.9	$187.0	$344.9	$1,388.8

Net goodwill as of December 31, 2020 is comprised of:
Gross goodwill	$862.3	$279.1	$595.5	$1,736.9
Accumulated impairment losses	(5.4)	(92.1)	(250.6)	(348.1)
Net goodwill as of December 31, 2020	$856.9	$187.0	$344.9	$1,388.8

EXHIBIT 99.3

The gross carrying amount and accumulated amortization by intangible asset class and intangible assets acquired during the periods presented, included in "Other intangibles, net" on the Consolidated Balance Sheets, are as follows:

	Patents and Trademarks	Technology	Non-compete Agreements	Customer- Related Intangibles	Supply Agreements and Other	Total
2020
Gross carrying amount	$134.6	$178.2	$39.9	$572.6	$39.9	$965.2
Accumulated amortization	42.8	25.5	17.5	156.1	21.7	263.6
Net other intangibles as of December 31, 2020	$91.8	$152.7	$22.4	$416.5	$18.2	$701.6

Acquired during 2020:
Acquired related to business acquisitions	$—	$—	$—	$—	$—	$—
Acquired outside business acquisitions	1.0	—	1.7	.2	4.5	7.4
Total acquired in 2020	$1.0	$—	$1.7	$.2	$4.5	$7.4

Weighted average amortization period in years for items acquired in 2020	19.3	0.0	4.0	15.0	7.0	8.2

2019
Gross carrying amount	$133.9	$178.1	$42.1	$591.1	$41.1	$986.3
Accumulated amortization	36.7	12.9	14.2	136.3	22.2	222.3
Net other intangibles as of December 31, 2019	$97.2	$165.2	$27.9	$454.8	$18.9	$764.0

Acquired during 2019:
Acquired related to business acquisitions	$67.1	$173.3	$28.7	$378.9	$—	$648.0
Acquired outside business acquisitions	1.6	—	—	—	5.9	7.5
Total acquired in 2019	$68.7	$173.3	$28.7	$378.9	$5.9	$655.5

Weighted average amortization period in years for items acquired in 2019	15.1	15.0	5.2	15.0	7.6	14.5

Estimated amortization expense for the items above included in our December 31, 2020 Consolidated Balance Sheets in each of the next five years is as follows:

Year ended December 31
2021	$66.0
2022	65.0
2023	62.0
2024	55.0
2025	54.0

E—Restructuring and Restructuring-Related Charges

We implemented various cost reduction initiatives to improve our operating cost structures in the periods presented. These cost initiatives have, among other actions, included workforce reductions and the closure or consolidation of certain operations. Except as discussed below, none of these initiatives has individually resulted in a material charge to earnings.

EXHIBIT 99.3

As of January 1, 2021, we changed our method for valuing certain inventories (primarily domestic steel-related inventories) to the FIFO cost method from the LIFO cost method. The effects of this change have been retrospectively applied to all periods presented. See Note A for additional information.

In response to the effect the COVID-19 pandemic has had on the nature and focus of our operations during 2020, we incurred $6.5 severance expense, primarily for permanent workforce reductions associated with changes in management and organizational structure. See Note U for additional information. Based upon current trends, we do not expect additional permanent workforce reductions associated with COVID-19 resulting in material expense.

In December 2018, we committed to the 2018 Restructuring Plan (Plan) primarily associated with our Furniture, Flooring & Textile Products and Bedding Products segments, including the reorganization of the Home Furniture Group (which produces furniture components for the upholstered furniture industry) and the closure of the Fashion Bed business (which supplied ornamental beds, bed frames and other sleep accessories sold to retailers). Both of these businesses had underperformed expectations, primarily from weaker demand and higher raw material costs. In 2019, we modified the Plan to include four small facilities in the Bedding Products segment. All of these activities were substantially complete by the end of December 31, 2019. The following table presents information associated with this Plan:

	Total Amount Incurred to Date	Total Incurred Full Year 2020	Total Incurred Full Year 2019	Total Incurred Full Year 2018
2018 Restructuring Plan
Restructuring and restructuring-related	$21.7	$1.4	$2.6	$17.7
Impairment costs associated with this plan	13.2	.5	7.6	5.1
	$34.9	$1.9	$10.2	$22.8
Amount of total that represents cash charges	$15.9	$1.0	$8.0	$6.9

The table below presents all restructuring and restructuring-related activity for the periods presented:

	Year Ended December 31
	2020	2019	2018
Charged to other (income) expense, net:
Severance and other restructuring costs	$7.6	$8.1	$7.8
Charged to cost of goods sold:
Inventory obsolescence (recovery) and other	.3	(5.3)	11.0
Total restructuring and restructuring-related costs	$7.9	$2.8	$18.8
Amount of total that represents cash charges	$7.6	$8.1	$7.8

    Restructuring and restructuring-related charges by segment were as follows:

	Year Ended December 31
	2020	2019	2018
Bedding Products	$2.6	$1.2	$12.6
Specialized Products	3.9	—	—
Furniture, Flooring & Textile Products	1.4	1.6	6.2
Total	$7.9	$2.8	$18.8

The accrued liability associated with our total restructuring initiatives consisted of the following:

	Balance at December 31, 2018	Add: 2019 Charges	Less: 2019 Payments	Balance at December 31, 2019	Add: 2020 Charges	Less: 2020 Payments	Balance at December 31, 2020
Termination benefits	$6.6	$4.7	$7.8	$3.5	$7.0	$7.1	$3.4
Contract termination costs	—	.4	.4	—	.2	—	.2
Other restructuring costs	.6	3.0	2.9	.7	.4	.6	.5
	$7.2	$8.1	$11.1	$4.2	$7.6	$7.7	$4.1

EXHIBIT 99.3

Divestitures
During 2020, we divested two small businesses in our Bedding Products segment: the final operation in our former Fashion Bed business and a specialty wire operation in our Drawn Wire business.
•Annual external sales for these businesses were approximately $45.0, and EBIT was approximately $2.0.
•The aggregate selling price was approximately $11.0, and there was no material gain or loss recognized on the sale of these businesses.
F—Segment Information

Our reportable segments are the same as our operating segments, which also correspond with our management organizational structure. To reflect how we manage our businesses and in conjunction with the change in executive officer leadership, our management organizational structure and all related internal reporting changed effective January 1, 2020. As a result, our segment reporting has changed to reflect the new structure. This segment change was retrospectively applied to all prior periods presented.
The new Bedding Products segment consists of the former Residential Products and Industrial Products segments, plus the Consumer Products Group (which is renamed the Adjustable Bed business unit), minus the Fabric & Flooring Products Group (which is renamed the Flooring & Textile Products Group).
The new Furniture, Flooring & Textile Products segment consists of the former Furniture Products segment, plus the Fabric & Flooring Products Group (which is renamed the Flooring & Textile Products Group) minus the Consumer Products Group (which is renamed the Adjustable Bed business unit).
Our Specialized Products segment was not changed.

We have three operating segments that supply a wide range of products:

•Bedding Products: This segment supplies a variety of components and machinery used by bedding manufacturers in the production and assembly of their finished products, as well as produces private label finished mattresses for bedding brands and adjustable bed bases. This segment is also backwardly integrated into the production and supply of specialty foam chemicals, steel rod, and drawn steel wire to our own operations and to external customers. Our trade customers for wire make mechanical springs and many other end products.
•Specialized Products: From this segment, we supply lumbar support systems, seat suspension systems, motors and actuators, and control cables used by automotive manufacturers. We also produce and distribute tubing and tube assemblies for the aerospace industry and engineered hydraulic cylinders used in the material-handling and construction industries.
•Furniture, Flooring & Textile Products: Operations in this segment supply a wide range of components for residential and work furniture manufacturers, as well as select lines of private label finished furniture. We also produce or distribute carpet cushion, hard surface flooring underlayment, and textile and geo components.

Each reportable segment has an executive vice president who has accountability to, and maintains regular contact with, our chief executive officer, who is the chief operating decision maker (CODM). The operating results and financial information reported through the segment structure are regularly reviewed and used by the CODM to evaluate segment performance, allocate overall resources, and determine management incentive compensation.

EXHIBIT 99.3

The accounting principles used in the preparation of the segment information are the same as those used for the consolidated financial statements. We evaluate performance based on Earnings Before Interest and Taxes (EBIT). Intersegment sales are made primarily at prices that approximate market-based selling prices. Centrally incurred costs are allocated to the segments based on estimates of services used by the segment. Certain of our general and administrative costs and miscellaneous corporate income and expenses are allocated to the segments based on sales or other appropriate metrics. These allocated corporate costs include depreciation and other costs and income related to assets that are not allocated or otherwise included in the segment assets.

As of January 1, 2021, we changed our method for valuing certain inventories (primarily domestic steel-related inventories) to the FIFO cost method from the LIFO cost method. The effects of this change have been retrospectively applied to all periods presented. See Note A for additional information.

A summary of segment results for the periods presented are as follows:

	Year Ended December 31
	Trade [1] Sales	Inter- Segment Sales	Total Segment Sales	EBIT	Depreciation and Amortization
2020
Bedding Products	$2,039.3	$32.2	$2,071.5	$192.4	$106.7
Specialized Products [2]	891.2	2.8	894.0	92.0	44.3
Furniture, Flooring & Textile Products	1,349.7	13.8	1,363.5	126.5	25.5
Intersegment eliminations and other [3,4]				(3.4)	12.9
	$4,280.2	$48.8	$4,329.0	$407.5	$189.4
2019
Bedding Products	$2,254.3	$41.3	$2,295.6	$214.9	$107.3
Specialized Products	1,066.8	3.2	1,070.0	169.9	41.8
Furniture, Flooring & Textile Products	1,431.4	16.0	1,447.4	102.3	25.7
Intersegment eliminations and other [3]				(.3)	17.1
	$4,752.5	$60.5	$4,813.0	$486.8	$191.9
2018
Bedding Products	$1,795.3	$46.6	$1,841.9	$171.4	$47.3
Specialized Products	1,056.3	2.7	1,059.0	189.5	39.0
Furniture, Flooring & Textile Products	1,417.9	18.1	1,436.0	99.9	27.0
Intersegment eliminations and other [3]				(.5)	22.8
	$4,269.5	$67.4	$4,336.9	$460.3	$136.1

1 See Note B for revenue by product family.
2 2020 EBIT: Includes $25.4 of goodwill impairment for the Hydraulic Cylinders unit as discussed in Note C.
3 Depreciation and amortization: Other relates to non-operating assets (assets not included in segment assets) and is allocated to segment EBIT as discussed above.
4 2020 EBIT: Other includes a $3.5 charge to write off stock associated with a prior year divestiture that filed bankruptcy in 2020.

EXHIBIT 99.3

Average assets for our segments are shown in the table below and reflect the basis for return measures used by management to evaluate segment performance. These segment totals include working capital (all current assets and current liabilities) plus net property, plant and equipment. Segment assets for all years are reflected at their estimated average for the year. Acquired companies’ long-lived assets as disclosed below include property, plant and equipment and other long-term assets.

	Year Ended December 31
	Assets	Additions to Property, Plant and Equipment	Acquired Companies’ Long-Lived Assets
2020
Bedding Products	$739.0	$27.1	$—
Specialized Products	299.5	13.2	—
Furniture, Flooring & Textile Products	348.6	7.9	—
Average current liabilities included in segment numbers above	665.0	—	—
Unallocated assets and other	2,759.1	18.0	—
Difference between average assets and year-end balance sheet	(11.2)	—	—
	$4,800.0	$66.2	$—
2019
Bedding Products	$829.6	$65.4	$1,279.8
Specialized Products	346.4	29.3	.2
Furniture, Flooring & Textile Products	383.2	13.7	17.4
Average current liabilities included in segment numbers above	735.3	—	—
Unallocated assets and other	2,689.7	34.7	—
Difference between average assets and year-end balance sheet	(128.8)	—	—
	$4,855.4	$143.1	$1,297.4
2018
Bedding Products	$696.4	$58.2	$—
Specialized Products	342.5	45.0	79.4
Furniture, Flooring & Textile Products	366.5	19.1	6.0
Average current liabilities included in segment numbers above	651.9	—	—
Unallocated assets and other	1,343.6	37.3	—
Difference between average assets and year-end balance sheet	46.7	—	—
	$3,447.6	$159.6	$85.4

EXHIBIT 99.3

Trade sales and tangible long-lived assets are presented below, based on the geography of manufacture.

	Year Ended December 31
	2020	2019	2018
Trade sales
Foreign sales
Europe	$420.9	$508.5	$525.6
China	441.7	449.9	494.7
Canada	261.5	312.8	286.8
Mexico	215.4	256.0	186.1
Other	94.7	92.6	94.8
Total foreign sales	1,434.2	1,619.8	1,588.0
United States	2,846.0	3,132.7	2,681.5
Total trade sales	$4,280.2	$4,752.5	$4,269.5

Tangible long-lived assets
Foreign tangible long-lived assets
Europe	$155.0	$160.2	$167.6
China	45.4	51.6	55.5
Canada	30.2	36.4	38.0
Mexico	8.8	10.1	10.1
Other	11.1	14.7	16.0
Total foreign tangible long-lived assets	250.5	273.0	287.2
United States	534.3	557.8	441.3
Total tangible long-lived assets	$784.8	$830.8	$728.5

EXHIBIT 99.3

G—Earnings Per Share

Basic and diluted earnings per share were calculated as follows:

	Year Ended December 31
	2020	2019	2018
Earnings:
Net earnings	$253.1	$314.1	$323.7
(Earnings) attributable to noncontrolling interest, net of tax	(.1)	(.1)	(.2)
Net earnings attributable to Leggett & Platt, Inc. common shareholders	$253.0	$314.0	$323.5

Weighted average number of shares (in millions):
Weighted average number of common shares used in basic EPS	135.7	134.8	134.3
Dilutive effect of stock-based compensation	.2	.6	.9
Weighted average number of common shares and dilutive potential common shares used in diluted EPS	135.9	135.4	135.2

Basic and Diluted EPS:
Basic EPS attributable to Leggett & Platt, Inc. common shareholders	$1.86	$2.33	$2.41

Diluted EPS attributable to Leggett & Platt, Inc. common shareholders	$1.86	$2.32	$2.39

Other information:
Anti-dilutive shares excluded from diluted EPS computation	.2	.2	.1

Cash dividends declared per share	$1.60	$1.58	$1.50

H—Accounts and Other Receivables

Initial adoption of new ASU

Effective January 1, 2020, we adopted ASU 2016-13 “Financial Instruments—Credit Losses” (Topic 326), which amended the impairment model to require a forward-looking approach based on expected losses rather than incurred losses to estimate credit losses on certain types of financial instruments, including trade receivables. In accordance with guidance, the new standard was adopted using the modified retrospective approach as of the effective date; prior periods were not restated. The increase to the allowance for doubtful accounts, net of the deferred tax impact, was recorded as an adjustment to opening retained earnings.

EXHIBIT 99.3

The cumulative effect of applying Topic 326 to our Consolidated Balance Sheet was as follows:

	Balance at December 31, 2019 as Previously Reported	Topic 326 Adjustments	Balance at January 1, 2020

Trade receivables, net [1]	$564.4	$(3.3)	$561.1
Other current assets	1,012.7	—	1,012.7
Net property, plant and equipment	830.8	—	830.8
Total other assets	2,447.5	—	2,447.5
Total assets	$4,855.4	$(3.3)	$4,852.1

Total current liabilities	$928.1	$—	$928.1
Total long-term liabilities [2]	2,585.4	(.8)	2,584.6
Retained earnings	2,763.9	(2.5)	2,761.4
Other equity	(1,422.0)	—	(1,422.0)
Total liabilities and equity	$4,855.4	$(3.3)	$4,852.1
1    This adjustment is to increase our allowance for doubtful accounts for estimated expected credit losses on trade receivables over their contractual life.
2    This adjustment is to reflect a decrease in deferred income tax liability as a result of the change in the allowance for doubtful accounts.

Trade receivables are recorded at the invoiced amount and generally do not bear interest. Credit is also occasionally extended in the form of a note receivable to facilitate our customers' operating cycles. Other notes receivable are established in special circumstances, such as in partial payment for the sale of a business or to support other business opportunities. Other notes receivable generally bear interest at market rates commensurate with the corresponding credit risk on the date of the origination.
To determine our allowance for doubtful accounts under the new guidance, we are utilizing a pool approach to group our receivables with similar risk characteristics. Our pools correspond with our business units, which generally have similar terms, industry-specific conditions, and historical or expected loss patterns. Reserves are established for each pool based on their level of risk exposure. When credit deterioration occurs on a specific customer within a pool, we evaluate the receivable separately to estimate the expected credit loss based on the specific risk characteristics. Management reviews individual accounts and pools for factors such as the length of time that receivables are past due, the financial health of the companies involved, industry and macroeconomic considerations, and historical loss experience. A qualitative reserve is also established for any current macroeconomic conditions or reasonable and supportable forecasts that could impact the expected collectibility of all or a portion of our receivables portfolio.
Account balances are charged against the allowance when it is probable the receivable will not be recovered. Interest income is not recognized for nonperforming accounts that are placed on nonaccrual status. For accounts on nonaccrual status, any interest payments received are applied against the balance of the nonaccrual account.

EXHIBIT 99.3

Accounts and other receivables at December 31 consisted of the following:

	2020		2019
	Current	Long-term	Current	Long-term
Trade accounts receivable [1]	$553.5	$—	$571.8	$—
Trade notes receivable	.9	.3	1.1	.6
Total trade receivables	554.4	.3	572.9	.6
Other notes receivable [1]	—	22.8	—	23.4
Taxes receivable, including income taxes	14.8	—	15.8	—
Other receivables	13.6	—	11.7	—
Subtotal other receivables	28.4	22.8	27.5	23.4
Total trade and other receivables	582.8	23.1	600.4	24.0
Allowance for doubtful accounts:
Trade accounts receivable [1,2]	(19.2)	—	(8.4)	—
Trade notes receivable	—	—	(.1)	—
Total trade receivables	(19.2)	—	(8.5)	—
Other notes receivable [1]	—	(22.8)	—	(15.0)
Total allowance for doubtful accounts	(19.2)	(22.8)	(8.5)	(15.0)
Total net receivables	$563.6	$.3	$591.9	$9.0

1     The “Trade accounts receivable” and “Other notes receivable” line items above include $24.6 and $26.0 as of December 31, 2020 and December 31, 2019, respectively, from a customer in our Bedding Products segment who is experiencing financial difficulty and liquidity problems. This customer was placed on nonaccrual status in 2018, and became delinquent in quarterly interest payments in the first quarter of 2020. As a result, we first established a partial reserve for this customer in 2018 and fully reserved the balances for this customer in the first quarter of 2020. The reserve for this customer was $24.6 ($22.8 for the note and $1.8 for the trade receivable) at December 31, 2020, and $16.0 ($15.0 for the note and $1.0 for the trade receivable) at December 31, 2019.

2     In addition to the customer reserve discussed above, bad debt expense in 2020 was also impacted by pandemic-related economic declines. Although we have not experienced significant issues with customer payment performance during this time, the effects of the pandemic have adversely impacted the operations of many of our customers, which have and could further impact their ability to pay their debts to us. As a result, we increased the reserves on "Trade accounts receivable" to reflect this increased risk.

Activity related to the allowance for doubtful accounts is reflected below:

	Balance at December 31, 2018	Add: Charges	Less: Net Charge-offs/(Recoveries) and Other	Balance at December 31, 2019	Topic 326 Adjustment	Balance at January 1, 2020	Add: Charges	Less: Net Charge-offs/(Recoveries) and Other	Balance at December 31, 2020
Trade accounts receivable	$5.2	$2.7	$(.5)	$8.4	$3.3	$11.7	$9.4	$1.9	$19.2
Trade notes receivable	—	.1	—	.1	—	.1	(.1)	—	—
Total trade receivables	5.2	2.8	(.5)	8.5	3.3	11.8	9.3	1.9	19.2
Other notes receivable	15.0	—	—	15.0	—	15.0	7.8	—	22.8
Total allowance for doubtful accounts	$20.2	$2.8	$(.5)	$23.5	$3.3	$26.8	$17.1	$1.9	$42.0

EXHIBIT 99.3

I—Supplemental Balance Sheet Information

Additional supplemental balance sheet details at December 31 consisted of the following:

	2020	2019
Sundry
Deferred taxes (see Note N)	$11.0	$11.5
Diversified investments associated with stock-based compensation plans (see Note L)	42.7	38.2
Investment in associated companies	—	4.3
Pension plan assets (see Note M)	.9	1.4
Brazilian VAT deposits (see Note T)	8.2	10.5
Net long-term notes receivable (see Note H)	.3	9.0
Finance leases (see Note K)	3.6	4.3
Other	38.4	39.2
	$105.1	$118.4
Accrued expenses
Litigation contingency accruals (see Note T)	$.5	$.7
Wages and commissions payable	77.5	80.9
Workers’ compensation, vehicle-related and product liability, medical/disability	45.1	42.9
Sales promotions	49.9	51.1
Liabilities associated with stock-based compensation plans (see Note L)	8.2	11.8
Accrued interest	14.6	14.4
General taxes, excluding income taxes [1]	26.3	17.0
Environmental reserves	4.0	3.8
Other	49.1	58.4
	$275.2	$281.0
Other current liabilities
Dividends payable	$53.0	$52.7
Customer deposits	19.4	11.9
Sales tax payable	5.4	5.0
Derivative financial instruments (see Note S)	2.2	.9
Liabilities associated with stock-based compensation plans (see Note L)	3.2	2.8
Outstanding checks in excess of book balances	1.6	10.4
Other	.5	9.6
	$85.3	$93.3
Other long-term liabilities
Liability for pension benefits (see Note M)	$71.7	$58.6
Liabilities associated with stock-based compensation plans (see Note L)	45.7	46.5
Deemed repatriation tax payable	31.6	32.8
Net reserves for tax contingencies	6.4	8.1
Deferred compensation	14.6	14.6
Other [1]	22.1	12.9
	$192.1	$173.5

1 In the U.S., we are deferring our payment of employer's Social Security match into 2021 and 2022 as provided by the Coronavirus Aid, Relief, and Economic Security (CARES) Act. Through December 31, 2020, we have deferred $19.0. Half of the amount will be paid in 2021 and half in 2022. In August 2020, an executive order was issued, which also allowed for the deferral of employee social security withholding and payment during September – December 2020. We did not elect to participate in the employee deferral program.

EXHIBIT 99.3

J—Long-Term Debt

In light of the potential impacts of COVID-19 on our businesses and the uncertainties associated with the duration of the pandemic at that time, we reviewed our debt covenants early in the second quarter 2020. On May 6, 2020, we amended our credit facility to, among other things, change the restrictive borrowing covenants. The prior leverage ratio covenant required us to maintain, as of the last day of each quarter, a leverage ratio of consolidated funded indebtedness to trailing 12-month consolidated EBITDA (each as defined in the credit facility) of not greater than 3.50 to 1.00.

The leverage ratio covenant was changed in two ways: (i) the calculation of the ratio now subtracts unrestricted cash (as defined in the credit facility) from consolidated funded indebtedness; and (ii) the ratio levels, calculated as of the last day of the applicable fiscal quarter, were changed to 4.75 to 1.00 for each fiscal quarter-end date through March 31, 2021; 4.25 to 1.00 at June 30, 2021; 3.75 to 1.00 at September 30, 2021; and 3.25 to 1.00 at December 31, 2021 and thereafter.

In addition, the amount of total secured debt limit was changed from 15% to 5% of our total consolidated assets until December 31, 2021, at which time it will revert back to 15%. Various interest rate terms were also changed. The credit facility also contains an anti-cash hoarding provision that limits borrowing if the Company has a consolidated cash balance (as defined in the credit facility) in excess of $300.0 without planned expenditures. The maturity date of January 2024 remains unchanged. At December 31, 2020, the Company is in compliance with all of its debt covenants and expects to be able to maintain compliance with the amended debt covenant requirements.

EXHIBIT 99.3

Long-term debt, interest rates and due dates at December 31 are as follows:

	2020			2019
	Year-end Interest Rate	Due Date Through	Balance	Year-end Interest Rate	Due Date Through	Balance
Senior Notes [1]	3.4%	2022	$300.0	3.4%	2022	$300.0
Senior Notes [1]	3.8%	2024	300.0	3.8%	2024	300.0
Senior Notes [1]	3.5%	2027	500.0	3.5%	2027	500.0
Senior Notes [1]	4.4%	2029	500.0	4.4%	2029	500.0
Term Loan [2]	3.0%	2024	305.0	2.9%	2024	462.5
Industrial development bonds, principally variable interest rates	.3%	2030	3.8	1.6%	2030	3.8
Commercial paper [3]	—%	2024	—	2.0%	2024	61.5
Finance leases (primarily vehicles)			3.6			4.2
Other, partially secured			.5			.5
Unamortized discounts and deferred loan cost			(12.7)			(14.9)
Total debt			1,900.2			2,117.6
Less: current maturities			50.9			51.1
Total long-term debt			$1,849.3			$2,066.5
1 Senior Notes are unsecured and unsubordinated obligations. For each of the Senior Notes: (i) interest is paid semi-annually in arrears; (ii) principal is due at maturity with no sinking fund; and (iii) we may, at our option, at any time, redeem all or a portion of any of the debt at a make-whole redemption price equal to the greater of: (a) 100% of the principal amount of the notes being redeemed; and (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a specified discount rate, determined by the terms of each respective note. The Senior Notes may also be redeemed by us within 90 days of maturity at 100% of the principal amount plus accrued and unpaid interest, and we are required to offer to purchase such notes at 101% of the principal amount, plus accrued and unpaid interest, if we experience a Change of Control Repurchase Event, as defined in the Senior Notes. Also, each respective Senior Note contains restrictive covenants, including a limitation on secured debt of 15% of our consolidated assets, a limitation on sale and leaseback transactions, and a limitation on certain consolidations, mergers, and sales of assets.
2 In January 2019, we issued a $500.0 five-year Term Loan A with our current bank group. We pay quarterly principal installments of $12.5 through the maturity date of January 2024, at which time we will pay the remaining principal. Additional principal payments, including a complete early payoff, are allowed without penalty. As of December 31, 2020, we had repaid $195.0, including prepayments on a portion of Term Loan A of $60.0 in the third quarter and $47.5 in the fourth quarter of 2020. The Term Loan A bears a variable interest rate as defined in the agreement and was 3.0% at December 31, 2020. Interest is payable based upon a time interval that depends on the selection of interest rate period.
3 The weighted average interest rate for the net commercial paper activity during the years ended December 31, 2020 and 2019 was 2.0% and 2.6%, respectively.

Maturities are as follows:

Year ended December 31
2021	$50.9
2022	350.4
2023	50.9
2024	454.3
2025	—
Thereafter	993.7
$1,900.2

EXHIBIT 99.3

In January 2019, we increased the size of the revolving facility from $800.0 to $1,200.0 (and increased permitted borrowings, subject to covenant restrictions, under our commercial paper program in a corresponding amount), added a five-year $500.0 term loan facility, and extended the term from 2022 to 2024.

Amounts outstanding at December 31 related to our commercial paper program were:

	2020	2019
Total program authorized	$1,200.0	$1,200.0

Commercial paper outstanding (classified as long-term debt)	—	(61.5)
Letters of credit issued under the credit facility	—	—
Total program usage	—	(61.5)
Total program available	$1,200.0	$1,138.5

  At December 31, 2019, subject to restrictive covenants, we could raise cash by issuing commercial paper through a program that is backed by a $1,200.0 revolving credit facility with a syndicate of 13 lenders. The credit facility allows us to issue total letters of credit up to $125.0. When we issue letters of credit in this manner, our capacity under the revolving facility, and consequently, our ability to issue commercial paper, is reduced by a corresponding amount. We had no outstanding letters of credit under the facility at year end for the periods presented.

Generally, we may elect one of four types of borrowing under the revolving credit facility, which determines the rate of interest to be paid on the outstanding principal balance. The interest rate would typically be commensurate with the currency borrowed and the term of the borrowing, as well as either (i) a competitive variable or fixed rate, or (ii) various published rates plus a pre-defined spread.

We are required to periodically pay accrued interest on any outstanding principal balance under the revolving credit facility at different time intervals based upon the elected interest rate and the elected interest period. Any outstanding principal under this facility will be due upon the maturity date. We may also terminate or reduce the lending commitments under this facility, in whole or in part, upon three business days’ notice.

K—Lease Obligations

Initial adoption of new ASU

Effective January 1, 2019, we adopted ASU 2016-02 “Leases” (Topic 842), which requires the recognition of lease assets and liabilities for items classified as operating leases under previous guidance. As permitted under ASU 2018-11 “Targeted Improvements to ASC 842”, we elected to not restate comparative periods in transition. Adoption of the new standard resulted in the recording of additional net operating lease assets and lease liabilities of $135.9 and $135.8, respectively, as of January 1, 2019. The difference between the additional lease assets and lease liabilities, net of the deferred tax impact, was recorded as an adjustment to retained earnings.

Lease Details

Substantially all our operating lease right-of-use assets and operating lease liabilities represent leases for certain operating facilities, warehouses, office space, trucking equipment, and various other assets. Finance lease balances represent substantially all our vehicle leases. We are not involved in any material sale and leaseback transactions, and our sublease arrangements were not material for the periods presented.

At the inception of a contract, we assess whether a contract is, or contains, a lease. Our assessment is based on whether the contract involves the use of a distinct identified asset, whether we obtain the right to substantially all the economic benefit of the asset, and whether we have the right to direct the use of the asset.

Our leases have remaining lease terms that expire at various dates through 2035, some of which include options to extend or terminate the leases at our discretion. Where renewal or termination options are reasonably likely to be exercised,

EXHIBIT 99.3

we recognize the option as part of the right-of-use asset and lease liability. Leases with an initial term of 12 months or less are not recorded on the balance sheet; we recognize lease expense for these leases on a straight-line basis over the lease term. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Both lease and non-lease components are accounted for as a single lease component, as we have elected to group lease and non-lease components for all leases.

As most of our leases do not provide an implicit rate, we use our incremental borrowing rate in determining the present value of the lease payments. We apply a portfolio approach for determining the incremental borrowing rate based on the applicable lease terms and the economic environment in the various regions where our operations are located.

At December 31, 2020, we had $2.1 of additional operating leases that had not yet commenced. These operating leases will commence in 2021 with average lease terms of 6 years.
Supplemental balance sheet information related to leases was as follows:

	December 31
	2020	2019
Operating leases:
Operating lease right-of-use assets	$161.6	$158.8

Current portion of operating lease liabilities	42.4	39.3
Operating lease liabilities	122.1	121.6
Total operating lease liabilities	$164.5	$160.9

Finance leases:
Sundry	$3.6	$4.3

Current maturities of long-term debt	.9	1.1
Long-term debt	2.7	3.1
Total finance lease liabilities	$3.6	$4.2

The components of lease expense were as follows:

	Year Ended December 31
	2020	2019
Operating lease costs:
Lease costs	$48.4	$45.0
Variable lease costs	12.1	12.9
Total operating lease costs	$60.5	$57.9

Short-term lease costs	$4.9	$5.0

Finance lease costs:
Amortization of right-of-use assets	$2.4	$2.7
Interest on lease liabilities	.1	.2
Total finance lease costs	$2.5	$2.9

Total lease costs	$67.9	$65.8

EXHIBIT 99.3

Variable lease costs consist primarily of taxes, insurance, and common-area or other maintenance costs for our leased facilities and equipment, which are paid based on actual costs incurred by the lessor.

Supplemental cash flow information related to leases was as follows:

	Year Ended December 31
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$47.3	$40.7
Operating cash flows from finance leases	.1	.2
Financing cash flows from finance leases	2.4	2.7

Right-of-use assets obtained in exchange for new operating lease liabilities	43.6	40.7
Right-of-use assets obtained in exchange for new finance lease liabilities	1.8	2.1

In connection with the ECS transaction discussed in Note R, we acquired operating right-of-use assets in 2019 of approximately $24.0 (including a favorable lease position of $2.4). The operating lease liability associated with these right-of-use assets was approximately $21.6. Finance right-of-use assets acquired in the ECS transaction and the related finance lease liabilities were immaterial.
The following table reconciles the undiscounted cash flows for the operating and finance leases at December 31, 2020 to the operating and finance lease liabilities recorded on the Consolidated Balance Sheets:

	December 31, 2020
	Operating Leases	Finance Leases
2021	$47.0	$1.6
2022	40.7	1.3
2023	30.6	.7
2024	22.2	.2
2025	14.4	—
Thereafter	22.8	—
Total	177.7	3.8
Less: Interest	13.2	.2
Lease Liability	$164.5	$3.6

Weighted average remaining lease term (years)	5.0	2.6
Weighted average discount rate	3.2%	3.7%

L—Stock-Based Compensation

We use various forms of share-based compensation which are summarized below. One stock unit is equivalent to one common share for accounting and earnings-per-share purposes. Shares are issued from treasury for the majority of our stock plans’ activity. All share information is presented in millions.

Stock options and stock units are granted pursuant to our Flexible Stock Plan (the "Plan"). Each option counts as one share against the shares available under the Plan, but each share granted for any other awards will count as three shares against the Plan.

EXHIBIT 99.3

At December 31, 2020, the following common shares were authorized for issuance under the Plan:

	Shares Available for Issuance	Maximum Number of Authorized Shares
Unexercised options	.5	.5
Outstanding stock units—vested	3.5	8.4
Outstanding stock units—unvested	.9	2.8
Available for grant	13.0	13.0
Authorized for issuance at December 31, 2020	17.9	24.7

The following table recaps the impact of stock-based compensation on the results of operations for each of the periods presented:

	Year Ended December 31
	2020		2019		2018
	To Be Settled With Stock	To Be Settled In Cash	To Be Settled With Stock	To Be Settled In Cash	To Be Settled With Stock	To Be Settled In Cash
Stock-based retirement plans contributions [2]	$3.5	$.7	$3.7	$.6	$5.6	$1.0
Discounts on various stock awards:
Deferred Stock Compensation Program [1]	2.2	—	2.1	—	1.9	—
Stock-based retirement plans [2]	1.4	—	1.3	—	1.3	—
Discount Stock Plan [6]	.9	—	1.0	—	1.1	—
Performance Stock Unit (PSU) awards: [3]
2018 and later PSU - TSR based 3A	3.2	(.7)	2.8	4.1	1.2	.8
2018 and later PSU - EBIT CAGR based 3B	(1.9)	(2.0)	3.8	5.3	2.9	2.5
2017 and prior PSU awards 3C	—	—	1.8	1.0	3.6	(1.3)
Profitable Growth Incentive (PGI) awards [4]	—	—	—	—	.9	.9
Restricted Stock Units (RSU) awards [5]	6.8	—	2.0	—	2.1	—
Other, primarily non-employee directors restricted stock	.9	—	1.4	—	.9	—
Total stock-related compensation expense (income)	17.0	$(2.0)	19.9	$11.0	21.5	$3.9
Employee contributions for above stock plans	12.2		13.1		14.0
Total stock-based compensation	$29.2		$33.0		$35.5

Tax benefits on stock-based compensation expense	$4.0		$4.7		$5.1
Tax benefits on stock-based compensation payments (As discussed below, we elected to pay selected awards in cash during 2018.)	2.5		5.6		3.9
Total tax benefits associated with stock-based compensation	$6.5		$10.3		$9.0

EXHIBIT 99.3

The following table recaps the impact of stock-based compensation on assets and liabilities for each of the periods presented:

	2020			2019
	Current	Long-term	Total	Current	Long-term	Total
Assets:
Diversified investments associated with the Executive Stock Unit Program [2]	$3.2	$42.7	$45.9	$2.8	$38.2	$41.0

Liabilities:
Executive Stock Unit Program [2]	$3.2	$42.2	$45.4	$2.8	$37.8	$40.6
Performance Stock Unit (TSR) award 3A	1.9	2.2	4.1	1.5	5.0	6.5
Performance Stock Unit (EBIT) award 3B	.4	1.3	1.7	4.1	3.7	7.8
Other - primarily timing differences between employee withholdings and related employer contributions to be submitted to various plans' trust accounts	5.9	—	5.9	6.2	—	6.2
Total liabilities associated with stock-based compensation	$11.4	$45.7	$57.1	$14.6	$46.5	$61.1

1 Stock Option Grants

We have granted stock options in conjunction with our Deferred Compensation Program to senior executives on a discretionary basis, and historically to a broad group of employees.

Deferred Compensation Program

We offer a Deferred Compensation Program under which key managers and outside directors may elect to receive stock options, stock units, or interest-bearing cash deferrals in lieu of cash compensation:

•Stock options under this program are granted in the last month of the year prior to the year the compensation is earned. The number of options granted equals the deferred compensation times five, divided by the stock’s market price on the date of grant. The option has a 10-year term. It vests as the associated compensation is earned and becomes exercisable beginning 15 months after the grant date. Stock is issued when the option is exercised.
•Deferred stock units (DSU) under this program are acquired every two weeks (when the compensation would have otherwise been paid) at a 20% discount to the market price of our common stock on each acquisition date, and they vest immediately. Expense is recorded as the compensation is earned. Stock units earn dividends at the same rate as cash dividends paid on our common stock. These dividends are used to acquire stock units at a 20% discount. Stock units are converted to common stock and distributed in accordance with the participant’s pre-set election. However, stock units may be settled in cash, but only if there is not a sufficient amount of shares reserved for future issuance under the Flexible Stock Plan. Participants must begin receiving distributions no later than 10 years after the effective date of the deferral, and installment distributions cannot exceed 10 years.
•Interest-bearing cash deferrals under this program are reported in "Other long-term liabilities" on the Consolidated Balance Sheets and are disclosed in Note I.

	Options	Units	Cash
Aggregate amount of compensation deferred during 2020	$.8	$6.9	$.9

EXHIBIT 99.3

Options granted to a broad group of employees on a discretionary basis

Options are generally offered only in conjunction with the Deferred Compensation Program discussed above. We occasionally grant options to senior executives in connection with promotions or retention purposes, and prior to 2013, we granted stock options annually on a discretionary basis to a broad group of employees. Those options have a maximum term of 10 years and exercise prices equal to Leggett’s closing stock price on the grant date.

Grant date fair values are calculated using the Black-Scholes option pricing model and are amortized by the straight-line method over the options’ total vesting period (typically three years), except for employees who are retirement eligible. Expense for employees who are retirement eligible is recognized immediately.

Stock Option Summary

Stock option information for the plans discussed above is as follows:

	Total Stock Options	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life in Years	Aggregate Intrinsic Value
Outstanding at December 31, 2019	.6	$33.03
Granted	—	42.44
Exercised	(.1)	22.82
Outstanding at December 31, 2020	.5	$35.72	4.7	$4.6
Vested or expected to vest	.5	$35.72	4.7	$4.6
Exercisable (vested) at December 31, 2020	.5	$35.33	4.6	$4.6

Additional information related to stock option activity for the periods presented is as follows:

	Year Ended December 31
	2020	2019	2018
Total intrinsic value of stock options exercised	$2.3	$23.6	$8.8
Cash received from stock options exercised	1.5	9.3	4.8
Total fair value of stock options vested	.9	.3	.8

The following table summarizes fair values calculated (and assumptions utilized) using the Black-Scholes option pricing model.

	Year Ended December 31
	2020	2019	2018
Aggregate grant date fair value	$.2	$ .5	$ <.1
Weighted-average per share grant date fair value	6.39	5.36	6.47
Risk-free interest rate	2.4%	2.8%	2.3%
Expected life in years	7.4	7.8	6.0
Expected volatility (over expected life)	22.1%	22.3%	19.4%
Expected dividend yield (over expected life)	3.7%	4.2%	3.1%

The risk-free rate is determined based on U.S. Treasury yields in effect at the time of grant for maturities equivalent to the expected life of the option. The expected life of the option (estimated average period of time the option will be outstanding) is estimated based on the historical exercise behavior of employees, with executives displaying somewhat longer holding periods than other employees. Expected volatility is based on historical volatility through the grant date, measured daily for a time period equal to the option’s expected life. The expected dividend yield is estimated based on the dividend yield at the time of grant.

EXHIBIT 99.3

2 Stock-Based Retirement Plans

Prior to 2019, we had two stock-based retirement plans: the tax-qualified Stock Bonus Plan (SBP) for non-highly compensated employees, and the non-qualified Executive Stock Unit Program (ESUP) for highly compensated employees. We made matching contributions to both plans. In addition to the automatic 50% match, we would make another matching contribution of up to 50% of the employee’s contributions for the year if certain profitability levels, as defined in the SBP and the ESUP, were obtained.

For 2019 and thereafter, the provisions of the ESUP are unchanged. We merged the SBP with the Leggett & Platt, Incorporated 401(k) Plan and Trust Agreement (401(k) Plan) on December 31, 2018 (see Note M). After the merger, our common stock was added to the 401(k) Plan as an investment option, and participants may elect up to 20% of their contributions into our common stock beginning on January 1, 2019. Previously, participants could contribute up to 100% of their contributions into our common stock.

Participants in the ESUP may contribute up to 10% (depending upon certain qualifications) of their compensation above the threshold. Participant contributions are credited to a diversified investment account established for the participant, and we make premium contributions to the diversified investment accounts equal to 17.65% of the participant’s contribution. A participant’s diversified investment account balance is adjusted to mirror the investment experience, whether positive or negative, of the diversified investments selected by the participant. Participants may change investment elections in the diversified investment accounts, but cannot purchase Company common stock or stock units. The diversified investment accounts consist of various mutual funds and retirement target funds and are unfunded, unsecured obligations of the Company that will be settled in cash. Both the assets and liabilities associated with this program are presented in the table above and are adjusted to fair value at each reporting period.

Company matching contributions to the ESUP, including dividend equivalents, are used to acquire stock units at 85% of the common stock market price on the acquisition date. Stock units are converted to common stock at a 1-to-1 ratio upon distribution from the program and may be settled in cash but only if there is not a sufficient amount of shares reserved for future issuance under the Flexible Stock Plan.

Company matches in the ESUP fully vest upon five years of cumulative service, subject to certain participation requirements. Distributions are triggered by an employee’s retirement, death, disability, or separation from Leggett.

In 2020, employee contributions were $3.9, and employer premium contributions to diversified investment accounts were $.7. See the stock-based compensation table above for information regarding employer contributions.

Details regarding stock unit activity for the ESUP plan are reflected in the stock units summary table below.

3 PSU Awards

Starting in 2020 the long-term incentive awards were split between PSUs and RSUs. For executive officers, the split was two thirds PSUs and one third RSUs. For other selected participants, the award was granted at either half PSUs and half RSUs or 100% RSUs.
PSU awards have a component based on relative Total Shareholder Return (TSR = (Change in Stock Price + Dividends) / Beginning Stock Price) and another component based on EBIT Compound Annual Growth Rate (CAGR). These components are discussed below.

We intend to pay 50% in shares of our common stock and 50% in cash; although, we reserve the right, subject to Compensation Committee approval, to pay up to 100% in cash.

Cash settlements are recorded as a liability and adjusted to fair value at each reporting period. We elected to pay 100% of the 2015 award (paid in the first quarter 2018) in cash.

EXHIBIT 99.3

 3A 2018 and Later PSU - TSR Based
Most of the PSU awards are based 50% upon our TSR compared to a peer group. A small number of PSU awards are based 100% upon relative TSR for certain business unit employees to complement their particular mix of incentive compensation. Grant date fair values are calculated using a Monte Carlo simulation of stock and volatility data for Leggett and each of the peer companies. Grant date fair values are amortized using the straight-line method over the three-year vesting period.
The relative TSR vesting condition of the 2018 and later PSU award contains the following conditions:
•A service requirement—Awards generally “cliff” vest three years following the grant date; and
•A market condition—Awards are based on our TSR as compared to the TSR of a group of peer companies. The peer group consists of all the companies in the Industrial, Materials and Consumer Discretionary sectors of the S&P 500 and S&P Midcap 400 (approximately 300 companies). Participants will earn from 0% to 200% of the base award depending upon how our TSR ranks within the peer group at the end of the three-year performance period.

3B 2018 and Later PSU - EBIT CAGR Based
Most of the PSU awards are based 50% upon our or the applicable segment's EBIT CAGR. Grant date fair values are calculated using the grant date stock price discounted for dividends over the vesting period. Expense is adjusted every quarter over the three-year vesting period based on the number of shares expected to vest.
The EBIT CAGR portion of this award contains the following conditions:
•A service requirement—Awards generally “cliff” vest three years following the grant date; and
•A performance condition—Awards are based on achieving specified EBIT CAGR performance targets for our or the applicable segment's EBIT during the third year of the performance period compared to EBIT during the fiscal year immediately preceding the performance period. Participants will earn from 0% to 200% of the base award.
In connection with the decision to move a significant portion of the long-term incentive opportunity from a two-year to a three-year performance period by eliminating PGI awards, in February 2018, we also granted participants a one-time transition PSU award, based upon EBIT CAGR over a two-year performance period. This award was paid in the first quarter 2020. Average payout percentage of base award was 114%, and the number of shares paid was .1. The cash portion payout was $4.1.

3C 2017 and Prior PSU Awards
The 2017 award was paid out in 2020. The 2017 and prior PSU awards were based solely on relative TSR. Vesting conditions were the same as (3A) above, other than a maximum payout of 175% of the base award.

EXHIBIT 99.3

Below is a summary of shares and grant date fair value related to PSU awards for the periods presented:

	Year Ended December 31
	2020	2019	2018
TSR Based
Total shares base award	.1	.1	.1
Grant date per share fair value	$38.23	$57.86	$42.60
Risk-free interest rate	1.4%	2.4%	2.4%
Expected life in years	3.0	3.0	3.0
Expected volatility (over expected life)	24.0%	21.5%	19.9%
Expected dividend yield (over expected life)	3.6%	3.4%	3.3%

EBIT CAGR Based
Total shares base award	.1	.1	.1
Grant date per share fair value	$40.52	$39.98	$40.92
Vesting period in years	3.0	3.0	3.0

Three-Year Performance Cycle for PSU - TSR Based
Award Year	Completion Date	TSR Performance Relative to the Peer Group (1%=Best)		Payout as a Percent of the Base Award	Number of Shares Distributed	Cash Portion	Distribution Date
2016	December 31, 2018	78	th percentile	—%	—	$—	First quarter 2019
2017	December 31, 2019	63	rd percentile	49.0%	.1 million	$1.6	First quarter 2020
2018	December 31, 2020	60	th percentile	56.0%	< .1 million	$2.0	First quarter 2021

Three-Year Performance Cycle for PSU - EBIT CAGR Based
Award Year	Completion Date	Payout as a Percent of the Base Award	Number of Shares Distributed	Cash Portion	Distribution Date
2018	December 31, 2020	16.0%	<.1 million	$.4	First quarter 2021

4 PGI Awards

In 2017 and prior years, certain key management employees participated in a PGI program, which was replaced in 2018 with the PSU-EBIT CAGR award discussed above. As of the first quarter 2019, all PGI awards have been paid out. The PGI awards vested (0% to 250%) at the end of a two-year performance period based on our, or the applicable profit center's, revenue growth (adjusted by a GDP factor when applicable) and EBITDA margin at the end of a two-year performance period. We paid the 2017 award half in shares of our common stock and half in cash. We elected to pay the 2016 award (paid in the first quarter of 2018) in cash. Both components were adjusted to fair value at each reporting period.

Two-Year Performance Cycle
Award Year	Completion Date	Average Payout as a Percent of the Base Award	Estimated Number of Shares	Cash Portion	Distribution Date
2016	December 31, 2017	44.0%	—	$2.0	First quarter 2018
2017	December 31, 2018	155.0%	<.1 million	$2.2	First quarter 2019

EXHIBIT 99.3

5 Restricted Stock Unit Awards

Starting in 2020, the RSU award was amended so that those who retire (1) after age 65 or (2) after the date where the participant’s age plus years of service are greater than or equal to 70 years, will continue to receive shares that will vest after the retirement date. Expense associated with these retirement-eligible employees is recognized immediately at the RSU grant date. For those employees who become retirement eligible after the grant date, any remaining RSU expense is recognized at the date the employee meets the retirement-eligible criteria.

RSU awards are generally granted as follows:

•Annual awards to selected managers;
•On a discretionary basis to selected employees; and
•As compensation for outside directors

Starting in 2020 RSUs are granted as part of the long-term incentive awards, along with PSUs, to executive officers and other selected participants as discussed in the PSU Awards section above.

The value of these awards is determined by the stock price on the day of the award, and expense is recognized over the vesting period, except for retirement-eligible employees that are expensed as they become retirement eligible.

Stock Units Summary

As of December 31, 2020, the unrecognized cost of non-vested stock units that is not adjusted to fair value was $5.1 with a weighted-average remaining contractual life of one year.

Stock unit information for the plans discussed above is presented in the table below:

	DSU	ESUP	PSU*	RSU	Total Units	Weighted Average Grant Date Fair Value per Unit	Aggregate Intrinsic Value
Unvested at December 31, 2019	—	—	1.0	.1	1.1	$33.30
Granted based on current service	.3	.2	—	.2	.7	39.21
Granted based on future conditions	—	—	.2	—	.2	19.66
Vested	(.3)	(.2)	(.1)	(.2)	(.8)	55.82
Forfeited	—	—	(.3)	—	(.3)	25.92
Unvested at December 31, 2020	—	—	.8	.1	.9	$24.07	$42.3
Fully vested shares available for issuance at December 31, 2020					3.5		$153.6

*PSU awards are presented at maximum payout of 200%

	Year Ended December 31
	2020	2019	2018
Total intrinsic value of vested stock units converted to common stock	$11.7	$8.0	$12.1

6 Discount Stock Plan

Under the Discount Stock Plan (DSP), a tax-qualified §423 stock purchase plan, eligible employees may purchase shares of Leggett common stock at 85% of the closing market price on the last business day of each month. Shares are purchased and issued on the last business day of each month and generally cannot be sold or transferred for one year.

EXHIBIT 99.3

Average 2020 purchase price per share (net of discount)	$32.50
2020 number of shares purchased by employees	.2
Shares purchased since inception in 1982	23.5
Maximum shares under the plan	27.0

M—Employee Benefit Plans

The Consolidated Balance Sheets reflect a net liability for the funded status of our domestic and foreign defined benefit pension plans as of all periods presented. Our U.S. plans (comprised primarily of three significant plans) represent approximately 84% of our pension benefit obligation in each of the periods presented. Participants in one of the significant domestic plans have stopped earning benefits; this plan is referred to as our Frozen Plan in the following narrative.

A summary of our pension obligations and funded status as of December 31 is as follows:

	2020	2019	2018
Change in benefit obligation
Benefit obligation, beginning of period	$259.1	$219.8	$241.5
Service cost	5.1	4.0	3.9
Interest cost	7.2	8.5	8.0
Plan participants’ contributions	.5	.5	.5
Actuarial loss (gain)[1]	27.7	36.7	(20.3)
Benefits paid	(14.2)	(13.8)	(13.4)
Plan amendments	(.4)	1.9	1.9
Foreign currency exchange rate changes	1.5	1.5	(2.3)
Benefit obligation, end of period	286.5	259.1	219.8
Change in plan assets
Fair value of plan assets, beginning of period	201.5	181.8	185.7
Actual return (loss) on plan assets	24.1	30.0	(10.6)
Employer contributions	2.2	1.5	21.8
Plan participants’ contributions	.5	.5	.5
Benefits paid	(14.2)	(13.8)	(13.4)
Foreign currency exchange rate changes	1.2	1.5	(2.2)
Fair value of plan assets, end of period	215.3	201.5	181.8
Net funded status	$(71.2)	$(57.6)	$(38.0)
Funded status recognized in the Consolidated Balance Sheets
Other assets—sundry	$.9	$1.4	$1.6
Other current liabilities	(.4)	(.4)	(.4)
Other long-term liabilities	(71.7)	(58.6)	(39.2)
Net funded status	$(71.2)	$(57.6)	$(38.0)

1 Year-over-year fluctuations in "Actuarial loss (gain)" are primarily driven by changes in the weighted average discount rate assumptions.

Our accumulated benefit obligation was not materially different from our projected benefit obligation for the periods presented.

Included in the above plans is a subsidiary’s unfunded supplemental executive retirement plan. This is a non-qualified plan, and these benefits are secured by insurance policies that are not included in the plan’s assets. Cash surrender values associated with these policies were approximately $2.6 at December 31, 2020, 2019, and 2018.

EXHIBIT 99.3

Comprehensive Income

Amounts and activity included in accumulated other comprehensive income associated with pensions are reflected below:

	December 31, 2019	2020 Amortization	2020 Net Actuarial Loss	2020 Foreign Currency Exchange Rates Change	2020 Income Tax Change	December 31, 2020
Net loss (gain) (before tax)	$70.2	$(4.0)	$15.5	$.3	$—	$82.0
Deferred income taxes	(19.0)	—	—	—	(2.8)	(21.8)
Accumulated other comprehensive (income) loss (net of tax)	$51.2	$(4.0)	$15.5	$.3	$(2.8)	$60.2

Net Pension (Expense) Income

Components of net pension (expense) income for the years ended December 31 were as follows:

	2020	2019	2018
Service cost	$(5.1)	$(4.0)	$(3.9)
Interest cost	(7.2)	(8.5)	(8.0)
Expected return on plan assets	11.9	11.3	11.9
Recognized net actuarial loss	(4.0)	(2.9)	(2.6)
Prior service cost	.4	(1.7)	—
Net pension expense	$(4.0)	$(5.8)	$(2.6)
Weighted average assumptions for pension costs:
Discount rate used in net pension costs	2.8%	3.9%	3.4%
Rate of compensation increase used in pension costs	3.4%	3.0%	3.0%
Expected return on plan assets	6.1%	6.4%	6.4%
Weighted average assumptions for benefit obligation:
Discount rate used in benefit obligation	2.1%	2.8%	3.9%
Rate of compensation increase used in benefit obligation	3.5%	3.4%	3.0%

Assumptions used for U.S. and international plans were not significantly different.

The components of net pension expense other than the service cost component are included in the line item "Other (income) expense, net" in the Consolidated Statements of Operations.

We use the average of a Pension Liability Index rate and a 10+ year AAA-AA US Corporate Index rate to determine the discount rate used for our significant pension plans (rounded to the nearest 25 basis points). The Pension Liability Index rate is a calculated rate using yearly spot rates matched against expected future benefit payments. The 10+ year AAA-AA US Corporate Index rate is based on the weighted average yield of a portfolio of high-grade Corporate Bonds with an average duration approximating the plans’ projected benefit payments. The discount rates used for our other, primarily foreign, plans are based on rates appropriate for the respective country and the plan obligations.

The overall, expected long-term rate of return is based on each plan’s historical experience and our expectations of future returns based upon each plan’s investment holdings, as discussed below.

EXHIBIT 99.3

Pension Plan Assets

The fair value of our major categories of pension plan assets is disclosed below using a three-level valuation hierarchy that separates fair value valuation techniques into the following categories:

•Level 1: Quoted prices for identical assets or liabilities in active markets.
•Level 2: Other significant inputs observable either directly or indirectly (including quoted prices for similar securities, interest rates, yield curves, credit risk, etc.).
•Level 3: Unobservable inputs that are not corroborated by market data.

Presented below are our major categories of investments for the periods presented:

	Year Ended December 31, 2020					Year Ended December 31, 2019
	Level 1	Level 2	Level 3	Assets Measured at NAV[1]	Total	Level 1	Level 2	Level 3	Assets Measured at NAV[1]	Total
Mutual and pooled funds
Fixed income	$35.3	$16.5	$—	$—	$51.8	$40.7	$—	$—	$—	$40.7
Equities	114.0	10.4	—	—	124.4	121.7	—	—	—	121.7
Stable value funds	—	30.9	—	—	30.9	—	30.2	—	—	30.2
Money market funds, cash and other	—	—	—	8.2	8.2	—	—	—	8.9	8.9
Total investments at fair value	$149.3	$57.8	$—	$8.2	$215.3	$162.4	$30.2	$—	$8.9	$201.5

1Certain investments that are measured at fair value using the net asset value (NAV) per share (or its equivalent) practical expedient have not been classified in the fair value hierarchy.

Plan assets are invested in diversified portfolios of equity, debt and government securities, as well as a stable value fund. The aggregate allocation of these investments is as follows:

	2020	2019
Asset Category
Equity securities	58%	60%
Debt securities	24	20
Stable value funds	14	15
Other, including cash	4	5
Total	100%	100%

Our investment policy and strategies are established with a long-term view in mind. We strive for a sufficiently diversified asset mix to minimize the risk of a material loss to the portfolio value due to the devaluation of any single investment. In determining the appropriate asset mix, our financial strength and ability to fund potential shortfalls that might result from poor investment performance are considered. The assets in our Frozen Plan employ a liability-driven investment strategy and have a target allocation of 60% fixed income and 40% equities. The remaining two significant plans have a target allocation of 75% equities and 25% fixed income, as historical equity returns have tended to exceed bond returns over the long term.

Assets of our domestic plans represent the majority of plan assets and are allocated to seven different investments.

EXHIBIT 99.3

Six are mutual funds, all of which are passively managed low-cost index funds, and include:

•U.S. Total Stock Market Index: Large-, mid-, and small-cap equity diversified across growth and value styles.
•U.S. Large-Cap Index: Large-cap equity diversified across growth and value styles.
•U.S. Small-Cap Index: Small-cap equity utilizing value style.
•World ex US Index: International equity; broad exposure across developed and emerging non-U.S. equity markets.
•Long-term Bond Index: Diversified exposure to the long-term, investment-grade U.S. bond market.
•Extended Duration Treasury Index: Diversified exposure to U.S. treasuries with maturities of 20-30 years.

The stable value fund consists of a fixed income portfolio offering consistent return and protection against interest rate volatility.

Future Contributions and Benefit Payments

We expect to contribute approximately $4.0 to our defined benefit pension plans in 2021.

Estimated benefit payments expected over the next 10 years are as follows:

2021	$13.0
2022	13.5
2023	14.1
2024	14.8
2025	15.0
2026-2030	73.5

Defined Contribution Plans

Total expense for defined contribution plans was as follows:

	2020	2019	2018
401(k) Plan	$6.8	$6.9	$2.2
Other defined contribution plans	4.9	5.3	4.1
	$11.7	$12.2	$6.3

Expense for our 401(k) Plan increased in 2019, primarily due to the December 31, 2018 merger of the SBP and 401(k) Plan, as discussed in Note L, and the implementation of automatic enrollment features (effective January 1, 2019).

Multi-employer Pension Plans

We have limited participation in two union-sponsored, defined benefit, multi-employer pension plans. These plans are not administered by us, and contributions are determined in accordance with provisions of negotiated labor contracts.  Aggregate contributions to these plans were immaterial for each of the years presented. In addition to regular contributions, we could be obligated to pay additional contributions (known as complete or partial withdrawal liabilities) if a plan has unfunded vested benefits. Factors that could impact the funded status of these plans include investment performance, changes in the participant demographics, financial stability of contributing employers, and changes in actuarial assumptions. Withdrawal liability triggers could include a plan's termination, a withdrawal of substantially all employers, or our voluntary withdrawal from the plan (such as decision to close a facility or the dissolution of a collective bargaining unit). We have a very small share of the liability among the participants of these plans. Based upon the information available from plan administrators, both of the multi-employer plans in which we participate are underfunded, and we estimate our aggregate share of potential withdrawal liability for both plans to be $19.3. We have not recorded any material withdrawal liabilities for the years presented.

EXHIBIT 99.3

N—Income Taxes

As of January 1, 2021, we changed our method for valuing certain inventories (primarily domestic steel-related inventories) to the FIFO cost method from the LIFO cost method. The effects of this change have been retrospectively applied to all periods presented. See Note A for additional information. This change will result in approximately $21.0 of tax payments due over the next three years and is presented in the Deferred Income Taxes table on the line item “Inventories” on page 51.

The components of earnings before income taxes are as follows:

	Year Ended December 31
	2020	2019	2018
Domestic	$115.3	$168.9	$172.5
Foreign	212.6	234.6	235.3
	$327.9	$403.5	$407.8

Income tax expense is comprised of the following components:

	Year Ended December 31
	2020	2019	2018
Current
Federal	$36.9	$34.6	$21.2
State and local	7.8	5.3	4.9
Foreign	51.0	48.7	55.6
	95.7	88.6	81.7
Deferred
Federal	(15.0)	2.2	13.5
State and local	(2.6)	(.9)	(10.9)
Foreign	(3.3)	(.5)	(.2)
	(20.9)	.8	2.4
	$74.8	$89.4	$84.1

Income tax expense, as a percentage of earnings before income taxes, differs from the statutory federal income tax rate as follows:

	Year Ended December 31
	2020	2019	2018
Statutory federal income tax rate	21.0%	21.0%	21.0%
Increases (decreases) in rate resulting from:
State taxes, net of federal benefit	.8	1.3	1.1
Tax effect of foreign operations	(2.2)	(1.7)	(.7)
Global intangible low-taxed income	(.3)	2.3	.7
Current and deferred foreign withholding taxes	2.7	1.3	3.6
Stock-based compensation	(.6)	(1.1)	(.8)
Change in valuation allowance	.8	.4	(1.9)
Change in uncertain tax positions, net	.6	(.3)	(.3)
Goodwill impairment	1.6	—	—
Other permanent differences, net	(1.3)	(.3)	(1.3)
Other, net	(.3)	(.7)	(.8)
Effective tax rate	22.8%	22.2%	20.6%

For all periods presented, the tax rate benefited from income earned in various foreign jurisdictions at rates lower than the U.S. federal statutory rate, primarily related to China, Croatia, and Luxembourg.

EXHIBIT 99.3

In 2020, we recognized tax expense of $13.1, related to foreign withholding taxes of $8.9, a non-deductible goodwill impairment associated with our Hydraulic Cylinders reporting unit of $5.3, and a Korean audit settlement of $3.2. These expenses were partially offset by prior year tax benefits totaling $3.9 from the Global Intangible Low-Taxed Income (GILTI) high-tax exception final regulations issued in 2020, and other net benefits of $.4.

In 2019, we recognized tax expense of $11.7, primarily related to GILTI of $9.3 and other net tax expenses of $2.4.

In 2018, we recognized tax expense of $1.2, primarily related to expenses totaling $14.7 related to current and deferred foreign withholding taxes, offset by the net reduction of valuation allowances of $7.7 and other net benefits totaling $5.8.

We file tax returns in each jurisdiction where we are required to do so. In these jurisdictions, a statute of limitations period exists. After a statute period expires, the tax authorities can no longer assess additional income tax for the expired period. In addition, once the statute expires we are no longer eligible to file claims for refund for any tax that we may have overpaid.

Unrecognized Tax Benefits

The total amount of our gross unrecognized tax benefits at December 31, 2020 was $6.9, of which $5.3 would impact our effective tax rate, if recognized. A reconciliation of the beginning and ending balance of our gross unrecognized tax benefits for the periods presented is as follows:

	2020	2019	2018
Gross unrecognized tax benefits, January 1	$6.4	$8.2	$10.1
Gross increases—tax positions in prior periods [1]	2.9	—	—
Gross decreases—tax positions in prior periods	(.4)	(.4)	(.5)
Gross increases—current period tax positions	.6	.7	1.3
Change due to exchange rate fluctuations	.1	—	(.2)
Settlements [1]	(3.2)	—	—
Lapse of statute of limitations	(1.1)	(2.1)	(2.5)
Gross unrecognized tax benefits, December 31	5.3	6.4	8.2
Interest	1.4	1.9	2.4
Penalties	.2	.3	.4
Total gross unrecognized tax benefits, December 31	$6.9	$8.6	$11.0

1 In 2020, we effectively settled a tax matter in Korea totaling $2.9 plus $.3 in interest.

We recognize interest and penalties related to unrecognized tax benefits as part of income tax expense in the Consolidated Statements of Operations, which is consistent with prior reporting periods.

We are currently in various stages of audit by certain governmental tax authorities. We have established liabilities for unrecognized tax benefits as appropriate, with such amounts representing a reasonable provision for taxes we ultimately might be required to pay. However, these liabilities could be adjusted over time as more information becomes known and management continues to evaluate the progress of these examinations. We are no longer subject to significant U.S. federal tax examinations for years prior to 2016, or significant U.S. state or foreign income tax examinations for years prior to 2013.

It is reasonably possible that the resolution of certain tax audits could reduce our unrecognized tax benefits within the next 12 months, as certain tax positions may either be sustained on audit or we may agree to certain adjustments, or resulting from the expiration of statutes of limitations in various jurisdictions. It is not expected that any change would have a material impact on our Consolidated Financial Statements.

EXHIBIT 99.3

Deferred Income Taxes

Deferred income taxes are provided for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. The major temporary differences and their associated deferred tax assets or liabilities are as follows:

	December 31
	2020		2019
	Assets	Liabilities	Assets	Liabilities
Property, plant and equipment	$17.4	$(81.7)	$19.1	$(84.8)
Inventories	2.6	(21.4)	2.3	(22.8)
Accrued expenses	68.1	(6.3)	59.9	(4.2)
Net operating losses and other tax carryforwards	32.3	—	31.9	—
Pension cost and other post-retirement benefits	22.3	(.7)	18.2	(.7)
Intangible assets	.2	(194.7)	.3	(199.5)
Derivative financial instruments	2.4	(2.4)	3.0	(1.7)
Tax on undistributed earnings (primarily from Canada and China)	—	(14.8)	—	(16.8)
Uncertain tax positions	1.1	—	1.4	—
Other	5.7	(6.4)	5.2	(6.3)
Gross deferred tax assets (liabilities)	152.1	(328.4)	141.3	(336.8)
Valuation allowance	(18.1)	—	(16.8)	—
Total deferred taxes	$134.0	$(328.4)	$124.5	$(336.8)
Net deferred tax liability		$(194.4)		$(212.3)

Deferred tax assets (liabilities) included in the Consolidated Balance Sheets are as follows:

	December 31
	2020	2019
Sundry	$11.0	$11.5
Deferred income taxes	(205.4)	(223.8)
	$(194.4)	$(212.3)

Significant fluctuations in our deferred taxes from 2019 to 2020 relate to the following:

•The increase of $8.2 in our deferred tax asset associated with accrued expenses relates primarily to changes in our bad debt reserve and accrued employee benefits; and

•The decrease of $4.8 in our deferred tax liability associated with intangible assets relates primarily to the amortization of various intangibles, including those related to the acquisition of ECS in 2019.

The valuation allowance recorded primarily relates to net operating loss, tax credit, and capital loss carryforwards for which utilization is uncertain. Cumulative tax losses in certain state and foreign jurisdictions during recent years, limited carryforward periods in certain jurisdictions, future reversals of existing taxable temporary differences, and reasonable tax planning strategies were among the factors considered in determining the valuation allowance. Individually, none of these tax carryforwards presents a material exposure.

Most of our tax carryforwards have expiration dates that vary generally over the next 20 years, with no amount greater than $10.0 expiring in any one year.

Deferred withholding taxes (tax on undistributed earnings) have been provided on the earnings of our foreign subsidiaries to the extent it is anticipated that the earnings will be remitted in the future as dividends. We are not asserting permanent reinvestment on $686.3 of our earnings, and have accrued tax on these undistributed earnings as presented in the table above.

EXHIBIT 99.3

Foreign withholding taxes have not been provided on certain foreign earnings which are indefinitely reinvested outside the U.S. The cumulative undistributed earnings which are indefinitely reinvested as of December 31, 2020, are $335.3. If such earnings were repatriated to the U.S. through dividends, the resulting incremental tax expense would approximate $16.8, based on present income tax laws.

O—Other (Income) Expense

The components of other (income) expense were as follows:

	Year Ended December 31
	2020	2019	2018
Loss (gain) on sales of assets and businesses	$—	$(5.0)	$(1.9)
Restructuring charges (See Note E)	7.6	8.1	7.8
Currency loss	2.4	3.0	.8
(Gain) loss from diversified investments associated with Executive Stock Unit Program (See Note L)	(6.0)	(7.2)	1.9
COVID-19 government subsidies [1]	(21.4)	—	—
Non-service pension (income) expense (See Note M)	(1.1)	1.8	(1.3)
Other income	(3.9)	(4.3)	(6.5)
	$(22.4)	$(3.6)	$.8
1 This represents government subsidies primarily from our international locations, which do not contain material restrictions on our operations, sources of funding or otherwise. In the U.S., we are deferring our payment of employer's Social Security match into 2021 and 2022 as discussed in Note I.

EXHIBIT 99.3

P—Accumulated Other Comprehensive Income (Loss)

The following table sets forth the changes in each component of accumulated other comprehensive income (loss):

	Foreign Currency Translation Adjustments	Cash Flow Hedges	Defined Benefit Pension Plans	Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2018	$40.5	$(11.5)	$(38.5)	$(9.5)
Other comprehensive (loss)	(67.0)	(3.1)	(3.7)	(73.8)
Reclassifications, pretax [1]	—	2.8	2.6	5.4
Income tax effect	—	—	.3	.3
Balance at December 31, 2018	(26.5)	(11.8)	(39.3)	(77.6)
Other comprehensive income (loss)	5.0	2.5	(18.6)	(11.1)
Reclassifications, pretax [2]	—	7.4	2.9	10.3
Income tax effect	—	(2.2)	3.8	1.6
Balance at December 31, 2019	(21.5)	(4.1)	(51.2)	(76.8)
Other comprehensive income (loss)	27.8	4.5	(15.8)	16.5
Reclassifications, pretax [3]	—	2.4	4.0	6.4
Income tax effect	—	(1.4)	2.8	1.4
Attributable to noncontrolling interest	.1	—	—	.1
Balance at December 31, 2020	$6.4	$1.4	$(60.2)	$(52.4)

[1] 2018 pretax reclassifications are comprised of:
Net trade sales	$—	$(2.6)	$—	$(2.6)
Cost of goods sold; selling and administrative expenses	—	1.1	—	1.1
Interest expense	—	4.3	—	4.3
Other (income) expense, net	—	—	2.6	2.6
Total 2018 reclassifications, pretax	$—	$2.8	$2.6	$5.4

[2] 2019 pretax reclassifications are comprised of:
Net trade sales	$—	$3.6	$—	$3.6
Cost of goods sold; selling and administrative expenses	—	(.6)	—	(.6)
Interest expense	—	4.4	—	4.4
Other (income) expense, net	—	—	2.9	2.9
Total 2019 reclassifications, pretax	$—	$7.4	$2.9	$10.3

[3] 2020 pretax reclassifications are comprised of:
Net trade sales	$—	$(1.4)	$—	$(1.4)
Cost of goods sold; selling and administrative expenses	—	(.7)	—	(.7)
Interest expense	—	4.5	—	4.5
Other (income) expense, net	—	—	4.0	4.0
Total 2020 reclassifications, pretax	$—	$2.4	$4.0	$6.4

EXHIBIT 99.3

Q—Fair Value

We utilize fair value measures for both financial and non-financial assets and liabilities.

Items measured at fair value on a recurring basis

Fair value measurements are established using a three-level valuation hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into the following categories:

•Level 1: Quoted prices for identical assets or liabilities in active markets.
•Level 2: Inputs, other than quoted prices included in Level 1, that are observable for the asset or liability either directly or indirectly. Short-term investments in this category are valued using discounted cash flow techniques with all significant inputs derived from or corroborated by observable market data. Derivative assets and liabilities in this category are valued using models that consider various assumptions and information from market-corroborated sources. The models used are primarily industry-standard models that consider items such as quoted prices, market interest rate curves applicable to the instruments being valued as of the end of each period, discounted cash flows, volatility factors, current market, and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace.
•Level 3: Unobservable inputs that are not corroborated by market data.
The areas in which we utilize fair value measures of financial assets and liabilities are presented in the table below:

	As of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Bank time deposits with original maturities of three months or less	$—	$156.5	$—	$156.5
Derivative assets [1] (see Note S)	—	7.9	—	7.9
Diversified investments associated with the ESUP [1] (see Note L)	45.9	—	—	45.9
Total assets	$45.9	$164.4	$—	$210.3
Liabilities:
Derivative liabilities [1] (see Note S)	$—	$2.5	$—	$2.5
Liabilities associated with the ESUP [1] (see Note L)	45.4	—	—	45.4
Total liabilities	$45.4	$2.5	$—	$47.9

	As of December 31, 2019
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Bank time deposits with original maturities of three months or less	$—	$153.7	$—	$153.7
Derivative assets [1] (see Note S)	—	4.0	—	4.0
Diversified investments associated with the ESUP [1] (see Note L)	41.0	—	—	41.0
Total assets	$41.0	$157.7	$—	$198.7
Liabilities:
Derivative liabilities [1] (see Note S)	$—	$.9	$—	$.9
Liabilities associated with the ESUP [1] (see Note L)	40.6	—	—	40.6
Total liabilities	$40.6	$.9	$—	$41.5

1 Includes both current and long-term amounts.

EXHIBIT 99.3

There were no transfers between Level 1 and Level 2 for any of the periods presented.

The fair value for fixed rate debt (Level 1) was approximately $170.0 greater than carrying value of $1,587.6 at December 31, 2020 and was approximately $100.0 greater than carrying value of $1,585.6 at December 31, 2019.

Items measured at fair value on a non-recurring basis

The primary areas in which we utilize fair value measures of non-financial assets and liabilities are allocating purchase price to the assets and liabilities of acquired companies (Note R) and evaluating long-term assets (including goodwill) for potential impairment (Note C). Determining fair values for these items requires significant judgment and includes a variety of methods and models that utilize significant Level 3 inputs (Note A).

R—Acquisitions

The following table contains the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for all acquisitions during the periods presented (using inputs discussed in Note A). Of the goodwill included in the table below, approximately $135.0 is expected to be deductible for tax purposes.

	2019	2018
Accounts receivable	$75.2	$19.6
Inventory	63.2	26.2
Property, plant and equipment	82.3	28.2
Goodwill (see Note D)	566.3	28.1
Other intangible assets (see Note D)
Customer relationships (5 to 15-year life)	378.9	19.4
Technology (5 to 15-year life)	173.3	4.9
Trademarks and trade names (15-year life)	67.1	2.7
Non-compete agreements and other (5 to 15-year life)	28.7	1.9
Other current and long-term assets	29.4	.8
Current liabilities	(48.2)	(11.9)
Deferred income taxes	(127.4)	(9.9)
Long-term liabilities	(23.7)	(.8)
Net cash consideration	$1,265.1	$109.2

The following table summarizes acquisitions for the periods presented.

Year Ended	Number of Acquisitions	Segment	Product/Service
December 31, 2020	None
December 31, 2019	2	Bedding Products Furniture, Flooring & Textile Products	A leader in proprietary specialized foam technology, primarily for the bedding and furniture industries; Manufacturer and distributor of geosynthetic and mine ventilation products
December 31, 2018	3	Furniture, Flooring & Textile Products; Specialized Products	Manufacturer and distributor of home and garden products; Manufacturer and distributor of silt fence; Engineered hydraulic cylinders

Certain of our prior years' acquisition agreements provide for additional consideration to be paid in cash at a later date and are recorded as a liability at the acquisition date. At December 31, 2020, we have no liability for future payments. At December 31, 2019, our liability for these future payments was $9.2. Additional consideration, including interest, paid on prior year acquisitions was $8.4, $1.1, and $9.3 for the years ended 2020, 2019, and 2018, respectively.

EXHIBIT 99.3

A brief description of our acquisition activity by year is included below.

2020
No businesses were acquired during 2020.

2019
We acquired two businesses:
•ECS, a leader in proprietary specialized foam technology, primarily for the bedding and furniture industries. Through this acquisition, we gained critical capabilities in proprietary foam technology, along with scale in the production of private label finished mattresses. The acquisition date was January 16. The purchase price was $1,244.3 and, upon finalization of the purchase price allocation, added $559.3 of goodwill. The most significant other intangibles added were customer relationships and technology, whose finalized values were $372.3 and $173.3, respectively. There was no contingent consideration associated with this acquisition.
•A manufacturer and distributor of geosynthetic and mine ventilation products, expanding the geographic scope and capabilities of our Geo Components business unit. The acquisition date was December 9. The purchase price was $20.6 and added $7.6 of goodwill.

2018
We acquired three businesses:
•A manufacturer and distributor of innovative home and garden products found at most major retailers for $19.1. This acquisition provides a solid foundation on which to continue growing our retail market presence in our Geo Components business unit.
•A manufacturer and distributor of silt fence, a core product for our Geo Components business unit, for $2.6.
•Precision Hydraulic Cylinders (PHC), a leading global manufacturer of engineered hydraulic cylinders primarily for the materials handling market. The purchase price was $87.4 and added $26.9 of goodwill. PHC serves a market of mainly large OEM customers utilizing highly engineered components with long product life-cycles that represent a small part of the end product’s cost. PHC operates within the Specialized Products segment. As discussed in Note C, we began seeing some market softness in the industries served by this reporting unit in 2019. In the second quarter of 2020, anticipated longer-term economic impacts of COVID-19 lowered expectations of future revenue and profitability causing its fair value to fall below its carrying value, and its goodwill was fully impaired.

EXHIBIT 99.3

Pro forma Results
The following table summarizes, on an unaudited pro forma basis, our combined results of operations, including ECS, as though the acquisition had occurred as of January 1, 2018. We have not provided pro forma results of operations related to other acquisitions, as these results were not material.
The unaudited proforma financial information below is not necessarily indicative of the results of operations that would have been realized had the ECS acquisition occurred as of January 1, 2018, nor is it meant to be indicative of any future results of operations. It does not include benefits expected from revenue or product mix enhancements, operating synergies or cost savings that may be realized, or any estimated future costs that may be incurred to integrate the ECS business.

	Year Ended December 31
	2019	2018
Net trade sales	$4,774.1	$4,870.8
Net earnings	315.7	301.5
EPS basic	2.34	2.24
EPS diluted	2.34	2.23

The information above reflects pro forma adjustments based on available information and certain assumptions that we believe are reasonable, including:

•Amortization and depreciation adjustments relating to fair value estimates of intangible and tangible assets;
•Incremental interest expense on debt incurred in connection with the ECS acquisition;
•Amortization of the fair value adjustment to inventory as though the transaction occurred on January 1, 2018;
•Recognition of transaction costs as though the transaction occurred on January 1, 2018; and
•Estimated tax impacts of the pro forma adjustments.

S—Derivative Financial Instruments
Cash Flow Hedges
Derivative financial instruments that we use to hedge forecasted transactions and anticipated cash flows are as follows:

Currency Cash Flow Hedges—The foreign currency hedges manage risk associated with exchange rate volatility of various currencies.

Interest Rate Cash Flow Hedges—We have also occasionally used interest rate cash flow hedges to manage interest rate risks.
The effective changes in fair value of unexpired contracts are recorded in accumulated other comprehensive income and reclassified to income or expense in the period in which earnings are impacted. Cash flows from settled contracts are presented in the category consistent with the nature of the item being hedged. (Settlements associated with the sale or production of product are presented in operating cash flows, and settlements associated with debt issuance are presented in financing cash flows.)

Fair Value Hedges and Derivatives not Designated as Hedging Instruments
These derivatives typically manage foreign currency risk associated with subsidiaries’ assets and liabilities, and gains or losses are recognized currently in earnings. Cash flows from settled contracts are presented in the category consistent with the nature of the item being hedged.

EXHIBIT 99.3

The following table presents assets and liabilities representing the fair value of our most significant derivative financial instruments. The fair values of the derivatives reflect the change in the market value of the derivative from the date of the trade execution and do not consider the offsetting underlying hedged item.

	Expiring at various dates through:	Total USD Equivalent Notional Amount	As of December 31, 2020
Derivatives Designated as Hedging Instruments			Assets		Liabilities
			Other Current Assets	Sundry	Other Current Liabilities	Other Long-Term Liabilities
Cash flow hedges:
Currency hedges:
Future USD sales/purchases of Canadian, Chinese, European, South Korean, Swiss and UK subsidiaries	Jun 2022	$149.3	$6.3	$.1	$1.2	$.1
Future MXN purchases of a USD subsidiary	Jun 2022	9.3	.7	.1	—	—
Future DKK sales of Polish subsidiary	Jun 2022	18.5	—	—	.5	.1
Future EUR sales of Chinese and UK subsidiaries	Jun 2022	46.7	—	—	.2	.1
Total cash flow hedges			7.0	.2	1.9	.3
Fair value hedges:
Intercompany and third party receivables and payables exposed to multiple currencies (DKK, EUR, MXN, USD and ZAR) in various countries (CAD, CNY, GBP, PLN and USD)	Jun 2021	49.5	.3	—	.1	—
Total fair value hedges			.3	—	.1	—
Derivatives not designated as hedging instruments
Non-deliverable hedges (EUR and USD) exposed to the CNY	Dec 2021	14.4	.4	—	—	—
Hedge of USD receivable on CAD subsidiary	Jan 2021	18.5	—	—	.2	—
Total derivatives not designated as hedging instruments			.4	—	.2	—
Total derivatives			$7.7	$.2	$2.2	$.3

EXHIBIT 99.3

	Expiring at various dates through:	Total USD Equivalent Notional Amount	As of December 31, 2019
Derivatives Designated as Hedging Instruments			Assets		Liabilities
			Other Current Assets	Sundry	Other Current Liabilities
Cash flow hedges:
Currency hedges:
Future USD sales/purchases of Canadian, Chinese, European, South Korean, Swiss and UK subsidiaries	Sep 2021	$138.5	$1.3	$.2	$.7
Future MXN purchases of a USD subsidiary	Jun 2021	9.8	.5	.1	—
Future DKK sales of Polish subsidiary	Jun 2021	21.1	.3	—	—
Future EUR sales of Chinese and UK subsidiaries	Jun 2021	29.9	.7	—	—
Total cash flow hedges			2.8	.3	.7
Fair value hedges:
Intercompany and third party receivables and payables exposed to multiple currencies (DKK, EUR, MXN, USD and ZAR) in various countries (CAD, CHF, CNY, GBP, PLN and USD)	May 2020	112.0	.8	—	.1
Total fair value hedges			.8	—	.1
Derivatives not designated as hedging instruments
Non-deliverable hedges (EUR and USD) exposed to the CNY	Dec 2020	10.1	.1	—	—
Hedge of USD receivable on CAD subsidiary	Jan 2020	5.0	—	—	.1
Total derivatives not designated as hedging instruments			.1	—	.1
Total derivatives			$3.7	$.3	$.9

The following table sets forth the pretax (gains) losses for our hedging activities for the years presented. This schedule includes reclassifications from accumulated other comprehensive income as well as derivative settlements recorded directly to income or expense.

	Income Statement Caption	Amount of (Gain) Loss Recorded in Income for the Year Ended December 31
Derivatives Designated as Hedging Instruments		2020	2019	2018
Interest rate cash flow hedges	Interest expense	$4.5	$4.4	$4.3
Currency cash flow hedges	Net trade sales	1.1	2.7	(2.0)
Currency cash flow hedges	Cost of goods sold	(.1)	(1.6)	.4
Currency cash flow hedges	Other (income) expense, net	—	.1	—
Total cash flow hedges		5.5	5.6	2.7
Fair value hedges	Other (income) expense, net	(.2)	.8	1.2
Derivatives Not Designated as Hedging Instruments	Other (income) expense, net	.2	.1	(1.6)
Total derivative instruments		$5.5	$6.5	$2.3

EXHIBIT 99.3

T—Contingencies

We are a party to various proceedings and matters involving employment, intellectual property, environmental, taxation, vehicle-related personal injury, antitrust, and other laws. When it is probable, in management's judgment, that we may incur monetary damages or other costs resulting from these proceedings or other claims, and we can reasonably estimate the amounts, we record appropriate accruals in the financial statements and make charges against earnings. For all periods presented, we have recorded no material charges against earnings. Also, when it is reasonably possible that we may incur additional loss in excess of recorded accruals, and we can reasonably estimate the additional losses or range of losses, we disclose such additional reasonably possible losses in these notes.

Brazilian Value-Added Tax Matters
All dollar amounts presented in this section reflect the U.S. Dollar (USD) equivalent of Brazilian Real (BRL).
We deny all allegations in the below Brazilian tax actions. We believe that we have valid bases to contest such actions and are vigorously defending ourselves. However, these contingencies are subject to uncertainties, and based on current known facts, we believe that it is reasonably possible (but not probable) that we may incur losses of approximately $10.7, including interest and attorney fees, with respect to all of these assessments, except for the March 27, 2014 assessment of the $.5 from the State of São Paulo, Brazil (SSP), which has been fully accrued and is discussed below. Therefore, because it is not probable we will incur a loss, no accrual has been recorded for Brazilian value-added tax (VAT) matters (except for the aforementioned March 27, 2014 SSP assessment). As of the date of this filing, we have $8.2 on deposit with the Brazilian government to partially mitigate interest and penalties that may accrue, while we work through these matters. If we are successful in our defense of these assessments, the deposits are refundable with interest. These deposits are recorded as a long-term asset on our balance sheet.
Brazilian Federal Cases. On December 22 and December 29, 2011, and December 17, 2012, the Brazilian Finance Ministry, Federal Revenue Office (Finance Ministry) issued notices of violation against our wholly-owned subsidiary, Leggett & Platt do Brasil Ltda. (L&P Brazil) in the amount of $1.5 ($2.3 with updated interest), $.1, and $2.7 ($3.2 with updated interest), respectively. The Finance Ministry claimed that for November 2006 and continuing through 2011, L&P Brazil used an incorrect tariff code for the collection and payment of VAT primarily on the sale of mattress innerspring units in Brazil (VAT Rate Dispute). L&P Brazil denied the violations. On December 4, 2015 and October 18, 2018, we filed actions related to the $3.2 assessment and the $2.3 assessment, respectively, in Sorocaba Federal Court. On August 17, 2020, the Sorocaba Federal Court ruled in our favor and annulled the $3.2 assessment. On October 9, 2020, the Federal Treasury filed an appeal which is pending. The $.1 assessment remains pending at the second administrative level. The action seeking to annul the $2.3 assessment also remains pending.
In addition, L&P Brazil received assessments on December 22, 2011, and June 26, July 2, and November 5, 2012, September 13, 2013, and September 4, 2014 from the Finance Ministry where it challenged L&P Brazil’s use of tax credits in years 2005 through 2012. Such credits are generated based upon the VAT rate used by L&P Brazil on the sale of mattress innersprings. L&P Brazil filed its defenses denying the assessments. L&P Brazil received aggregate assessments totaling $1.9 updated with interest on these denials of tax credit matters.
On February 1, 2013, the Finance Ministry filed a Tax Collection action against L&P Brazil in the Camanducaia Judicial District Court, and also, on June 26, 2014, issued a notice of violation, alleging, in the aggregate, the untimely payment of $.6 of social security and social assistance payments from September to October 2010, 2011, and 2012. L&P Brazil argued the payments were not required because of the application of tax credits generated by L&P Brazil's use of a correct VAT rate on the sale of mattress innersprings. These cases remain pending.
We also received a small number of other assessments from the Finance Ministry on the same or related subject matter that are immaterial individually and in the aggregate.
State of São Paulo, Brazil Cases. SSP, on October 4, 2012, issued a Tax Assessment against L&P Brazil in the amount of $.9 for the tax years 2009 through 2011 regarding the same VAT Rate Dispute but as applicable to the sale of mattress innerspring units in the SSP (SSP VAT Rate Dispute). On June 21, 2013, the SSP converted the Tax Assessment to a tax collection action against L&P Brazil in the amount of $1.2 ($1.5 with updated interest) in Sorocaba Judicial District Court. L&P Brazil denied all allegations. This case remains pending.
L&P Brazil also received a Notice of Tax Assessment from the SSP dated March 27, 2014, in the amount of $.5 for tax years January 2011 through August 2012 regarding the SSP VAT Rate Dispute. L&P Brazil filed its response denying the allegations, but the tax assessment was maintained at the administrative level. On June 9, 2016, L&P Brazil filed an

EXHIBIT 99.3

action in Sorocaba State Court to annul the entire assessment. The Court ruled against L&P Brazil and the Court of Appeals upheld the unfavorable ruling. The High Court denied our appeal, and L&P Brazil filed an interlocutory appeal. On November 5, 2019, SSP announced an amnesty program that provides discounts on penalties and interest on SSP assessments. We decided to move forward with the amnesty program as it relates to the $.5 assessment. We expect to pay $.5 to resolve this matter using a portion of our $.6 cash deposit. On October 6, 2020, the Court began the process of releasing part of L&P Brazil's cash deposit to pay the $.5. We expect the return of approximately $.1 consisting of cash deposit and accrued interest in the second quarter of 2021.
State of Minas Gerais, Brazil Cases. On December 18, 2012, the State of Minas Gerais, Brazil issued a tax assessment to L&P Brazil relating to the same VAT Rate Dispute but as applicable to the sale of mattress innerspring units in Minas Gerais from March 2008 through August 2012 in the amount of $.3. L&P Brazil filed its response denying any violation. The Minas Gerais Taxpayer's Council ruled against us, and L&P Brazil filed a Motion to Stay the Execution of Judgment in Camanducaia Judicial District Court, which remains pending.
Accruals and Reasonably Possible Losses in Excess of Accruals
Accruals for Probable Losses
Although we deny liability in all currently threatened or pending litigation proceedings in which we are or may be a party, and believe that we have valid bases to contest all claims threatened or made against us, we recorded a litigation contingency accrual for our reasonable estimate of probable loss for pending and threatened litigation proceedings, in aggregate, as follows:

	Year Ended December 31
	2020	2019	2018
Litigation contingency accrual - Beginning of period	$.7	$1.9	$.4
Adjustment to accruals - expense	.1	.6	1.8
Currency	(.1)	—	—
Cash payments	(.2)	(1.8)	(.3)
Litigation contingency accrual - End of period	$.5	$.7	$1.9

The above litigation contingency accruals do not include accrued expenses related to workers' compensation, vehicle-related personal injury, product and general liability claims, taxation issues, and environmental matters, some of which may contain a portion of litigation expense. However, any litigation expense associated with these categories is not anticipated to have a material effect on our financial condition, results of operations or cash flows. For more information regarding accrued expenses, see Note I under "Accrued expenses".
Reasonably Possible Losses in Excess of Accruals
Although there are a number of uncertainties and potential outcomes associated with all of our pending or threatened litigation proceedings, we believe, based on current known facts, that additional losses, if any, are not expected to materially affect our consolidated financial position, results of operations, or cash flows. However, based upon current known facts, as of December 31, 2020, aggregate reasonably possible (but not probable, and therefore not accrued) losses in excess of the accruals noted above are estimated to be $11.5, including $10.7 for Brazilian VAT matters disclosed above and $.8 for other matters. If our assumptions or analyses regarding these contingencies are incorrect, or if facts change, we could realize losses in excess of the recorded accruals (and in excess of the $11.5 referenced above), which could have a material negative impact on our financial condition, results of operations, and cash flows.

U—Risks and Uncertainties

Because of the COVID-19 pandemic, various governments in Asia, Europe, North America, and elsewhere have instituted, and may reinstitute, quarantines, shelter-in-place or stay-at-home orders, or restrictions on public gatherings as well as limitations on social interactions. These restrictions and limitations have had, and could further have, an adverse effect on the economies and financial markets of the countries where our products, or our customers’ products, are sold. The resulting economic downturn has had, and could further have, an effect on the demand for our products and our customers’ products, growth rates in the industries in which we participate, and opportunities in these industries.

EXHIBIT 99.3

We have manufacturing facilities in the United States and 16 other countries. All of these countries have been affected by the COVID-19 pandemic. All of our facilities are open and running at this time. From time to time we have some capacity restrictions on our plants due to governmental orders in various parts of the world. We have been and could be further negatively affected by governmental action in any one or more of the countries in which we operate by the imposition, or re-imposition, of restrictive measures concerning shelter-in-place or stay-at-home orders, public gatherings and human interactions, mandatory closures of retail establishments that sell our products or our customers’ products, travel restrictions, and restrictions on the import or export of products.

The U.S. and other governments have ordered that certain nonwoven fabrics used to produce ComfortCore® innersprings be prioritized to produce medical supplies, resulting in shortages of fabrics used for non-medical applications. These shortages and strong bedding demand have caused the Company temporarily to be unable to supply full industry demand for ComfortCore®. We are engaging with customers in an effort to work through these issues. The shortages have resulted in higher pricing for nonwoven fabrics. If we are unable to obtain the fabrics, cannot pass the cost along to our customers, are required to modify existing contracts to accommodate customers, or pay damage claims to customers, our results of operations may be negatively impacted. As demand has improved, we also have experienced some temporary labor shortages. We are in the process of hiring additional employees and adding equipment, particularly in our U.S. Spring business, to meet this demand.

Because of the shift of production by semiconductor microchip manufacturers to consumer electronics, such as laptops and tablets for home-schooling and home-offices, and away from automotive applications during the COVID-19 related automotive industry shutdowns in 2020, currently there is a shortage of microchips in the automotive industry. Our Automotive Group uses the microchips in seat comfort products, and to a lesser extent in motors and actuators. Although, to date, our Automotive Group has been able to obtain an adequate supply of microchips, we are dependent on our suppliers to deliver these microchips in accordance with our production schedule, and a shortage of the microchips can disrupt our operations and our ability to deliver products to our customers. Also, because of the industry shortage, automotive OEMs and other suppliers have not been able to secure an adequate supply of microchips, and as a result have reduced their production of automobiles or parts, which in turn has recently reduced, and may continue to reduce our sale of products. If we cannot secure an adequate supply of microchips in our supply chain, and the microchips cannot be sourced from a different supplier, or the automotive OEMs and other suppliers continue to reduce their production as a result of such shortage, this may negatively impact our sales, earnings and financial condition.

Depending on the length and severity of the COVID-19 pandemic, and the timing and effectiveness of any vaccines, our ability to keep our manufacturing operations open or fully operational, build and maintain appropriate labor levels, obtain necessary raw materials and parts, and ship finished products to customers may be partially or completely disrupted, either on a temporary or prolonged basis. The continued realization of these risks to our manufacturing operations, labor force, and supply chain could also increase labor, commodity, and energy costs.

Although not directly related to the pandemic, chemical shortages are ongoing and are expected to continue at least through mid-2021. These shortages have resulted in higher pricing for chemicals. If we are unable to obtain the chemicals or pass the cost along to our customers, our results of operations may be negatively impacted. Also, some facilities have experienced problems delivering products to customers because of travel restrictions and disruption in logistics necessary to import, export, or transfer products across borders. Currently, our supply chains have also been hampered by congested ports.

EXHIBIT 99.3

Leggett & Platt, Incorporated

Quarterly Summary of Earnings
(Unaudited)

As of January 1, 2021, we changed our method for valuing certain inventories (primarily domestic steel-related inventories) to the first-in, first out (FIFO) cost method from the last-in, first out (LIFO) cost method. The effects of this change have been retrospectively applied to all periods presented. See Note A on page 11 of the Notes to Consolidated Financial Statements in Exhibit 99.3 attached to this Form 8-K for additional information.

Year ended December 31, (Amounts in millions, except per share data)	First [1,4]	Second [2]	Third [3,5]	Fourth [6]	Total
2020
Net trade sales	$1,045.5	$845.1	$1,207.6	$1,182.0	$4,280.2
Gross profit	220.7	146.6	269.7	267.1	904.1
Earnings before income taxes	58.6	2.3	129.8	137.2	327.9
Net earnings (loss)	44.1	(6.1)	107.1	108.0	253.1
(Earnings) attributable to noncontrolling interest, net of tax	—	—	(.1)	—	(.1)
Net earnings (loss) attributable to Leggett & Platt, Inc. common shareholders	$44.1	$(6.1)	$107.0	$108.0	$253.0
Net earnings (loss) per share attributable to Leggett & Platt, Inc. common shareholders
Basic	$.33	$(.05)	$.79	$.79	$1.86
Diluted	$.33	$(.05)	$.79	$.79	$1.86
2019
Net trade sales	$1,155.1	$1,213.2	$1,239.3	$1,144.9	$4,752.5
Gross profit	234.1	260.2	269.6	260.1	1,024.0
Earnings before income taxes	79.3	104.6	117.1	102.5	403.5
Net earnings	62.1	79.2	95.1	77.7	314.1
Loss (earnings) attributable to noncontrolling interest, net of tax	.1	(.1)	—	(.1)	(.1)
Net earnings attributable to Leggett & Platt, Inc. common shareholders	$62.2	$79.1	$95.1	$77.6	$314.0
Net earnings per share attributable to Leggett & Platt, Inc. common shareholders
Basic	$.46	$.59	$.71	$.57	$2.33
Diluted	$.46	$.59	$.70	$.57	$2.32

All items below are shown pretax.
1First quarter 2020 Net earnings include a charge of $8 for note impairment (Note H); $4 charge for stock write-off from a prior year divestiture (Note C)
2Second quarter 2020 Net earnings include a charge of $25 for goodwill impairment (Note C); $2 charge for restructuring (Note E); decreases from the impact of lower sales primarily from pandemic-related economic declines across most of our businesses (Note U).
3Third quarter 2020 Net earnings include a charge of $6 for restructuring (Note E)
4First quarter 2019 Net earnings include a charge of $6 for restructuring (Note E); $1 charge for transaction costs related to the ECS acquisition (Note R)
5Third quarter 2019 Net earnings include a charge of $2 for restructuring (Note E)
6Fourth quarter 2019 Net earnings include a charge of $3 for restructuring (Note E)

EXHIBIT 99.3

LEGGETT & PLATT, INCORPORATED

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
(Amounts in millions)

Column A	Column B		Column C	Column D		Column E
Description	Balance at Beginning of Period		Additions (Credited) to Cost and Expenses	Deductions		Balance at End of Period
Year ended December 31, 2020
Allowance for doubtful receivables	$26.8	[1]	$17.1	$1.9	[2]	$42.0
Tax valuation allowance	$16.8		$2.5	$1.2		$18.1

Year ended December 31, 2019
Allowance for doubtful receivables	$20.2		$2.8	$(.5)	[2]	$23.5
Tax valuation allowance	$13.2		$1.5	$(2.1)		$16.8

Year ended December 31, 2018
Allowance for doubtful receivables	$4.9		$16.7	$1.4	[2]	$20.2
Tax valuation allowance	$24.2		$(7.8)	$3.2		$13.2

1Beginning balance adjusted for implementation of ASU 2016-13 "Financial Instruments-Credit Losses" (Topic 326).
2Uncollectible accounts charged off, net of recoveries.